812,153 SHARES

HANOVER PORTFOLIO ACQUISITIONS, INC.

COMMON STOCK

As of December 7, 2011, we had 4,534,870 shares of our common shares outstanding.

This is a resale prospectus for the resale of up to 812,153 shares of our common stock by the selling stockholders listed herein. We will not receive any proceeds from the sale of the shares.

Our common stock is not traded on any public market and we have not yet signed an agreement with any market maker to apply to have our common stock quoted on the Over the Counter Bulletin Board ("OTCBB") maintained by the Financial Regulatory Authority (“FINRA”). We plan on signing agreements with a market maker sometime between the filing date and effective date of the registration statement. If a market maker were to make such application, they may not be successful in such efforts, and our common stock may never trade in any market.

Selling stockholders will sell at a fixed price of $1.00 per share until our common shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices, or privately negotiated prices.  Our sole officer, who is deemed to be an underwriter, must offer his shares at a fixed price of $1.00 per share even if our shares are quoted on the OTCBB. We are a debt portfolio acquisition, management and resale company that purchases unsecured consumer receivables in the secondary market and seeks to collect those receivables through an outsourced collections network.

Investing in our common stock involves very high risks. See "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 7, 2011.

PROSPECTUS SUMMARY

SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that is important to you. You should carefully read this entire prospectus, including the "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" sections and our consolidated financial statements and the related notes, and other information appearing elsewhere in this prospectus before you decide to invest in our common stock. In this prospectus, unless the context suggests otherwise, references to the "Company", "we", "us" and "our" mean Hanover Portfolio Acquisitions, Inc. and its predecessor Hanover Asset Management, Inc. Unless otherwise indicated, share information in this prospectus, including our consolidated financial statements, gives retroactive effect to a reverse stock split of all outstanding shares of our common stock at an exchange rate of 1-for-30 effected by us in July, 2011.

About Hanover Portfolio Acquisitions, Inc.

Hanover Portfolio Acquisitions, Inc. (the “Company”, “we”, “us”, “our”) was formed as a Delaware corporation on May 26, 2011 for the purpose of effecting a reincorporation merger with Hanover Asset Management, Inc., a California corporation, formed in November 2008 engaged in the business of debt portfolio acquisition, management and resale by purchasing unsecured consumer receivables in the secondary market and seeking to collect those receivables through an outsourced collections network. The reincorporation merger was completed in July 2011 and we are now a Delaware corporation.

Our executive offices are located at 835 E. Lamar Blvd, 202, Arlington, TX 76011, and our telephone number is (800) 701-1223.

The Offering

The Offering
Securities being offered:	Up to 812,153 shares of common stock, par value $0.0001 by selling stockholders.
Offering price per share:	$1.00
Offering period:	The shares will be offered on a time to time basis by the selling stockholders.
Net proceeds:	We will not receive any proceeds from the sale of the shares.
Use of proceeds:	We will not receive any proceeds from the sale of the shares.
Number of Shares of Authorized and Outstanding:	4,534,870 shares of common stock issued and outstanding
Common:	75,000,000 shares of common stock authorized.
Preferred:	5,000,000 Authorized, none issued or outstanding

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus.

Balance Sheet Data:	As of	As of
	September 30, 2011	December 31, 2010
	(Unaudited)	(Audited)
Total Assets	$99,884	$167,950
Total Liabilities	3,200	1,900
Shareholder Equity	$96,684	$166,050

Operating Data:	9 Months Ending	Year Ending
	September 30, 2011	December 31, 2010
	(Unaudited)	(Audited)

Net revenues	$38,363	$51,199
Operating expenses	$109,121	$129,185
Net loss	$(69,366)	$(69,400)
Net loss per common share	$(0.02)	$(0.02)
Weighted average number of shares outstanding (basic and diluted) *	4,534,870	4,534,870

*  The number of shares outstanding for the nine months ended September 30, 2011, reflects effects of the Company's reorganization, via merger, into a Delaware corporation on July 15, 2011.

Summary Directors, Officers, Employees

Mr. Mann is our sole director, executive officer, and employee; devotes limited time to our business; and is under no employment obligation. It is estimated that Mr. Mann will devote no more than 10 hours per week to our business and that the amount of hours may change as our business strategy is executed.

Stock Ownership and Control

Michael Mann currently owns approximately 38.5% of our common stock.  Even if he were to sell all of the shares he is offering under this Prospectus, he would continue to own 28.5% of our common stock.  As set forth under “Principal Shareholders”, Mr. Mann own 38.5%, Peter Hall owns 25% and Purple Grasshopper, LP owns 12.5% collectively owning approximately 76% of our common stock (66% if Mr. Mann sells all of his stock offered hereby.)  Accordingly, these three persons should be in a position to control our affairs and purchasers of the stock offered hereby will have little or no say in corporate matters.

RISK FACTORS

You should be aware that there are various risks to an investment in our common stock. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in shares of our common stock.

If any of the following risks develop into actual events, then our business, financial condition, results of operations and/or prospects could be materially adversely affected. If that happens, the market price of our common stock, if any, could decline, and investors may lose all or part of their investment.

Risks Related to the Business

We have limited resources and our independent auditors' report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern

We have stockholders’ equity of $96,684 at September 30, 2011.  While this is not an insignificant amount, it is not sufficient for us to efficiently operate in our industry.  Our independent auditors included an explanatory paragraph in their opinion on our financial statements as of and for the fiscal year ended December 31, 2010 that states that this lack of resources causes substantial doubt about our ability to continue as a going concern. No assurances can be given that we will generate sufficient revenue or obtain necessary financing to continue as a going concern.

Over the following 12 month period, we estimate our operating expenses to be approximately $90,700 including higher initial professional fees to cover our public listing process. These expenses exclude an allocation to collection agency fees as those expenses are paid out of gross revenue as a percentage. We therefore believe that we have sufficient cash on hand to meet our operating expenses over the following 12 month period without an infusion of additional capital and without including revenue from collections which we have received in every monthly period from January 2009 to date. It is our plan to raise $15MM in capital to grow our business. Should we successfully fund our business, our expenses will increase. Irrespective of the size of our capital raise we will budget a sufficient amount of funds to operate our business. Please see the section titled “Strategy” for more information regarding our milestones, projected costs and timetables.

If we are unable to access external sources of financing we may not be able to fund and grow our operations.

Our plan is to become a publicly traded company and then to raise $15MM for operations through private placements of our stock.  While management believes this can be accomplished, we have not conducted any formal studies and there are no present commitments for anyone to invest in us. If we do not obtain additional capital, we will be forced to operate at reduced levels and our chances of attaining profitability will be greatly reduced.

Over the following 12 month period, we estimate our operating expenses to be approximately $90,700 including higher initial professional fees to cover our public listing process. These expenses exclude an allocation to collection agency fees as those expenses are paid out of gross revenue as a percentage. We therefore believe that we have sufficient cash on hand to meet our operating expenses over the following 12 month period without an infusion of additional capital and without including revenue from collections which we have received in every monthly period from January 2009 to date. It is our plan to raise $15MM in capital to grow our business. Should we successfully fund our business, our expenses will increase. Irrespective of the size of our capital raise we will budget a sufficient amount of funds to operate our business. Please see the section titled “Strategy” for more information regarding our milestones, projected costs and timetables.

We are and will continue to be completely dependent on the services of our founder and president, Michael Mann, the loss of whose services may cause our business operations to cease, and we will need to engage and retain qualified employees and consultants to further implement our strategy.

Our proposed business strategy is completely dependent upon the knowledge and business connections of Mr. Mann. He is under no contractual obligation to remain employed by us. If he should choose to leave us for any reason or if he becomes ill and is unable to work for an extended period of time before we have hired additional personnel, our operations will likely fail. Even if we are able to find additional personnel, it is uncertain whether we could find someone who could develop our business along the lines described in this prospectus. We will fail without the services of Mr. Mann or an appropriate replacement(s).

We intend to acquire key-man life insurance on the life of Mr. Mann and any other key officers we may hire in the future naming us as the beneficiary when and if we obtain the resources to do so and if he is insurable. We have not yet procured such insurance, and there is no guarantee that we will be able to obtain such insurance in the future. Accordingly, it is important that we are able to attract, motivate and retain highly qualified and talented personnel and independent contractors.

We may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all.

Our ability to execute our business strategy depends upon the continued availability of consumer receivable portfolios that meet our purchasing criteria and our ability to identify and finance the purchases of such assets. The availability of consumer receivable portfolios at favorable prices and on terms acceptable to us depends on a number of factors outside of our control, including:

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the continuation of the current growth trend in debt;

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the continued volume of consumer receivable portfolios available for sale;

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competitive factors affecting potential purchasers and

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fluctuations in interest rates.

We believe that the market for acquiring consumer receivable portfolios is becoming more competitive, thereby possibly diminishing our ability to acquire such portfolios at attractive prices in future periods. The growth in debt may also be affected by:

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a continued slowdown in the economy;

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continued reductions in consumer spending;

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changes in the underwriting criteria by originators;

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changes in laws and regulations governing lending and bankruptcy; and

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fluctuation in interest rates.

The slowing of growth in consumer spending could result in a decrease in the availability for purchase of consumer receivable portfolios that could affect the purchase prices of such portfolios. Any increase in the prices we are required to pay for such assets in turn will reduce the possible profit, if any, we generate from such assets.

There are significant potential conflicts of interest which may result in Mr. Mann devoting substantial portions of his time to other ventures.

Our sole officer is required to commit only part time to our affairs and has ownership in another company unrelated to this industry, accordingly, he may have conflicts of interest in allocating time among various business activities..

Mr. Mann is our sole director, executive officer, and employee; devotes limited time to our business; and is under no employment obligation. It is estimated that Mr. Mann will devote no more than 10 hours per week to our business and that the amount of hours may change as our business strategy is executed.

We cannot provide assurances that our efforts to eliminate the potential impact of conflicts of interest will be effective.

We are dependent upon third parties, to service the collections process of our consumer receivable portfolios.

We outsource all of our receivable servicing to collection agencies in the United States. As a result, we are dependent upon the efforts of our third party servicers to service and collect our consumer receivables. Any failure by our third party servicers to adequately perform collection services for us or remit such collections to us could materially reduce our revenues and possibly our profitability. In addition, our revenues and profitability could be materially adversely affected if we are not able to secure replacement servicers.

Revenue Recognition on our consumer receivable portfolio investments

The Company recognizes revenue on its debt portfolios using the cost recovery method in accordance with FASB ASC 310-30. Under the cost recovery method, the Company records cash receipts related to debt portfolios as a reduction of the cost of the debt portfolio. The Company will record revenue related to debt portfolios once cash collections exceed the portfolio's carrying amount.

Government regulations may limit our ability to recover and enforce the collection of our consumer receivables.

Federal, state and municipal laws, rules, regulations and ordinances may limit our ability to recover and enforce our rights with respect to the consumer receivables acquired by us. These laws include, but are not limited to, the following Federal statutes and related regulations and comparable statutes in states where obligors reside and/or where creditors are located:

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Consumer Financial Protection Act

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Fair Debt Collection Practices Act;

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Fair Credit Reporting Act;

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Gramm-Leach-Bliley Act;

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Electronic Funds Transfer Act;

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Telephone Consumer Protection Act;

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Servicemembers Civil Relief Act;

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U.S. Bankruptcy Code;

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Fair Credit Billing Act; and

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the Equal Credit Opportunity Act.

We may be precluded from collecting consumer receivables we purchase where the creditors or other previous owners or servicers failed to comply with applicable law in originating or servicing such acquired receivables. Laws relating to the collection of consumer debt also directly apply to our business. Our failure to comply with any laws applicable to us, including state licensing laws, could limit our ability to recover on our receivables and could subject us to fines and penalties, which could reduce our earnings and result in a default under our loan arrangements. Additional laws may be enacted that could impose additional restrictions on the servicing and collection of consumer receivables. Such new laws may adversely affect the ability to collect on our receivables which could also adversely affect our revenues and earnings.

Our inability to obtain or renew required licenses or to be qualified to do business in certain states could have a material adverse effect upon our results of operations and financial condition.

Any licenses that we may be required to obtain in the future may be subject to periodic renewal provisions and/or other requirements. In addition, many states require companies to be qualified to do business in such states in order for such companies to be able to bring lawsuits in the courts of such states, and unqualified companies transacting business in a state are generally barred from maintaining a lawsuit in such state's courts. If we are denied access to a state's courts, we may not be able to bring an action to enforce collection of our receivables in that state. Our inability to renew our licenses or take any other required action with respect to such licenses or obtain or maintain qualifications to do business in certain states could limit our ability to collect on some of our receivables and otherwise have a material adverse effect upon our results of operations and financial condition. Because our receivables are generally originated and serviced pursuant to a variety of federal and/or state laws by a variety of entities and may involve consumers in all 50 states, the District of Columbia and Puerto Rico, it is difficult to detect whether the original servicing entities have at all times been in substantial compliance with applicable law. Also, while we have no knowledge of circumstances to the contrary, it is possible that we or our servicers have been or will continue to be at all times in substantial compliance with applicable law. The failure to comply with applicable law could materially adversely affect our ability to collect our receivables and could subject us to increased costs, fines and penalties.

Class action suits and other litigation in our industry could divert our management's attention from operating our business and increase our expenses.

Certain originators and servicers in the consumer credit industry have been subject to class actions and other litigation. Claims have included failure to comply with applicable laws and regulations and improper or deceptive origination and servicing practices. If we become a party to any such class action suit or other litigation, our results of operations and financial condition could be materially adversely affected.

We are subject to the periodic reporting requirements of the Exchange Act that requires us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

Upon the effectiveness of the registration statement of which this prospectus forms a part, we will be required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. Once we become publicly listed, we anticipate our average costs charged by these professionals for such services to be $30,000 per year. However, should we be able to capitalize and grow our business, factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major effect on the amount of time to be spent by our auditors and attorneys. These factors can result in these costs increasing. The incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Michael Mann, our chief executive officer, chief financial officer and principal accounting officer has limited experience managing a public company and no meaningful accounting or financial reporting education or experience and, accordingly, our ability to meet Exchange Act reporting requirements on a timely basis will be dependent to a significant degree upon others.

Michael Mann has limited experience managing a public company and no meaningful financial reporting education or experience. He is and will be heavily dependent on engaging and dealing with outside professional advisors, primarily lawyers and financial advisors/accountants who are and will not be affiliated with our independent auditors. We have no formal arrangements with professionals to help Mr. Mann and cannot provide any assurances that we will be able to establish arrangements with professionals on terms or costs that are acceptable or affordable to us.

Our internal controls will be inadequate until we hire additional personnel, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

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pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

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provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and

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provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

Due to our only having one officer we will be unable to segregate duties and provide for checks and balances.  Accordingly, our internal controls will be inadequate or ineffective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

Having only one director limits our ability to establish effective independent corporate governance procedures and increases the control of our president over operations and business decisions.

We have only one director who is also our principal executive officer. Accordingly, we cannot establish board committees comprised of independent members to oversee functions like compensation or audit issues.

Until we have a larger board of directors that would include some independent members, if ever, there will be limited oversight of our president's decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

Mr. Mann, our CEO and president, has made and will make all decisions concerning his compensation. These decisions may not be in the best interests of other investors.

There is no employment contract with Mr. Mann at this time. Nor are there any agreements for compensation in the future. He will make all decisions about the timing and amount of his compensation until, if ever, we have a sufficient number of directors to establish a compensation committee of the board of directors. Mr. Mann’s decisions about his compensation may not be in the best interests of other shareholders. Mr. Mann is our sole director, executive officer, and employee; devotes limited time to our business; and is under no employment obligation. It is estimated that Mr. Mann will devote no more than 10 hours per week to our business and that the amount of hours may change as our business strategy is executed.

Even if he were to sell all of his shares offered hereby, Michael Mann would remain our largest shareholder.  Our three largest shareholders own a majority of our stock and will be in a position to control our corporate affairs.

Michael Mann currently owns approximately 38.5% of our common stock.  Even if he were to sell all of the shares he is offering under this Prospectus, he would continue to own 28.5% of our common stock.  As set forth under “Principal Shareholders”, Mr. Mann own 38.5%, Peter Hall owns 25% and Purple Grasshopper, LP owns 12.5% collectively owning approximately 76% of our common stock (66% if Mr. Mann sells all of his stock offered hereby.)  Accordingly, these three persons should be in a position to control our affairs and purchasers of the stock offered hereby will have little or no say in corporate matters.

Risks Related to Our Common Stock

The offering price of our common stock has been determined arbitrarily and has no direct link to our operations or assets.

The price of our common stock in this offering has not been determined by any independent financial evaluation, market mechanism or by our auditors, and is therefore, to a large extent, arbitrary. Our audit firm has not reviewed management's valuation and, therefore, expresses no opinion as to the fairness of the offering price as determined by our management. As a result, the price of the common stock in this offering may not reflect the value perceived by the market. There can be no assurance that the shares offered hereby are worth the price for which they are offered and investors may, therefore, lose a portion or all of their investment.

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares of our common stock.

We have no committed source of financing. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized (75,000,000 shares) but unissued shares.

The interests of shareholders may be hurt because we can issue shares of our common stock to individuals or entities that support existing management with such issuances serving to enhance existing management's ability to maintain control of our Company.

Our CEO and president will own a significant portion of the outstanding shares after the completion of the offering. In addition, he is our sole director and has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued common shares. Such issuances may be issued to parties or entities committed to supporting existing management and the interests of existing management which may not be the same as the interests of other shareholders. Although transactions, other than those described in this prospectus, are not currently being contemplated or discussed, our ability to issue shares without shareholder approval serves to enhance existing management's ability to maintain control of our Company or participate in other transactions, including entering into possible business combinations, without the support of other shareholders.

Delaware Law provides for indemnification of officers and directors at our expense and limit their liability.  These provisions may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Delaware Law contains substantial provisions for the indemnification of corporate officers and directors acting on behalf of the corporation and our Articles of Incorporation and By-Laws do not limit this right and obligation to indemnify.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with our activities, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

Currently, there is no established public market for our securities, and there can be no assurances that any established public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

Prior to the date of this prospectus, there has not been any established trading market for our common stock, and there is currently no established public market whatsoever for our securities. We plan to engage a market maker to file an application with FINRA on our behalf so as to be able to quote the shares of our common stock on the OTCBB maintained by FINRA commencing after the effectiveness of our registration statement of which this prospectus is a part and the subsequent closing of this offering. There can be no assurance that the market maker's application will be accepted by FINRA nor can we estimate as to the time period that the application will require or that any buying of our shares will ever take place.

Our shares may not become eligible to be traded electronically which would result in brokerage firms being unwilling to trade them.

If we become able to have our shares of common stock quoted on the OTCBB, we will then try, through a broker-dealer and its clearing firm, to become eligible with the Depository Trust Company (DTC) to permit our shares to trade electronically. If an issuer is not "DTC-eligible," then its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today (especially the OTCBB), means that shares of a company will not be traded (technically the shares can be traded manually between accounts, but this takes days and is not a realistic option for companies relying on broker dealers for stock transactions like all companies on the OTCBB. What this boils down to is that while DTC-eligibility is not a requirement to trade on the OTCBB, it is a necessity to process trades on the OTCBB if a company's stock is going to trade with any volume. There are no assurances that our shares will ever become DTC-eligible or, if they do, how long it will take.

Any market that develops in shares of our common stock will be subject to the penny stock regulations and restrictions pertaining to low priced stocks that will create a lack of liquidity and make trading difficult or impossible.

Our shares will be considered a "penny stock". Rule 3a51-1 of the Exchange Act establishes the definition of a penny stock, for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. This classification will severely and adversely affects any market liquidity for our common stock.

The market for penny stocks has experienced numerous frauds and abuses that could adversely impact investors in our stock.

Company management believes that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

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Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

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Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

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Boiler room practices involving high pressure sales tactics and unrealistic price projections by sales persons;

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Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

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Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Any trading market that may develop may be restricted by virtue of state securities "Blue Sky" laws that prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

There is currently no established public market for our common stock, and there can be no assurance that any established public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. We currently do not intend to and may not be able to qualify securities for resale in at least 17 states which do not offer manual exemptions (or may offer manual exemptions but may not offer one to us if we are considered to be a shell company at the time of application) and require shares to be qualified before they can be resold by our shareholders. Accordingly, investors should consider the secondary market for our securities to be a limited one. See also "Plan of Distribution-State Securities-Blue Sky Laws."

All of our presently issued and outstanding common shares that are not covered by this prospectus are restricted under rule 144 of the Securities Act, as amended. When the restriction on any or all of these shares is lifted, and the shares are sold in the open market, the price of our common stock could be adversely affected.

All of the presently outstanding shares of common stock (4,534,870 shares) are restricted securities as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. Rule 144 provides in essence that a person who is not an affiliate and has held restricted securities for a prescribed period of at least six months if purchased from a reporting issuer that is not a shell company (as is the case herein) or 12 months if purchased from a reporting shell Company, may, under certain conditions, sell all or any of his/her shares without volume limitation, in brokerage transactions. Affiliates, however, may not sell shares in excess of 1% of the Company's outstanding common stock each three months. As a result of revisions to Rule 144 which became effective on February 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for the aforementioned prescribed period of time. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

Because we have not been a “shell company”, all 4,534,870 issued and outstanding shares of our common stock may be sold commencing 90 days from the effective date of this prospectus subject to the 1% limitation described above. See "Market for Securities."

We do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protection against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

Because our sole director is not an independent director, we do not currently have independent audit or compensation committees. As a result, our sole director has the ability, among other things, to determine his own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

For all of the foregoing reasons and others set forth herein, an investment in our securities in any market that may develop in the future involves a high degree of risk.

USE OF PROCEEDS

We will not receive any proceeds of the shares being offered hereunder

PRINCIPAL AND SELLING STOCKHOLDERS

All shares offered under this prospectus are being offered by selling shareholders, were issued to them in connection with the merger of Hanover Asset Management, Inc., a California corporation, with and into us in July 2011 and may be sold from time to time for the account of the selling stockholders named in the following table. The table also contains information regarding each selling stockholder's beneficial ownership of shares of our common stock as of December 7, 2011, and as adjusted to give effect to the sale of the shares offered hereunder.

SELLING SECURITYHOLDER AND RELATIONSHIPTO THE COMPANY OR ITS AFFILIATES, IF ANY	SHARES OWNED BEFORE OFFERING		SHARES OFFERED	SHARES OWNED AFTER OFFERING
	Number	Percentage		Number	Percentage
Michael Mann, President, CEO and Director	1,745,903	38.50%	453,000	1,292,903	28.51%
Victor S. Pankey Living Trust	106,667	2.35%	35,200	71,467	1.58%
Arthur L Winders Jr	80,000	1.76%	26,400	53,600	1.18%
PTC Group	50,667	1.12%	16,720	33,947	0.75%
Cyrus J Cole & Helen M Cole Revocable Living Trust	38,800	0.86%	12,804	25,996	0.57%
Guy Miller	30,667	0.68%	10,120	20,547	0.45%
Lawton 1990 Living Trust	27,334	0.60%	9,020	18,314	0.40%
Elvin L. Booth Revocable Trust	25,067	0.55%	8,272	16,795	0.37%
Jacqueline M Booth Revocable Trust	25,067	0.55%	8,272	16,795	0.37%
John O. Pierson Administrative Trust	22,667	0.50%	7,480	15,187	0.33%
Summer K. Hushing	17,334	0.38%	5,720	11,614	0.26%
Gypsum Enterprises, Inc.	16,267	0.36%	5,368	10,899	0.24%
Roger H. Zierenberg Jr, DDS, MS, Inc., Pension Plan Trust	16,000	0.35%	5,280	10,720	0.24%
Robert and Hilde Kayser Revocable Trust	15,200	0.34%	5,016	10,184	0.22%
Eletha Howard	14,889	0.33%	4,913	9,976	0.22%
Dr. Daniel Zimmerman	14,000	0.31%	4,620	9,380	0.21%
Sterling Trust Co Cust FBO Arthur L Winders Jr, AC 093589	13,334	0.29%	4,400	8,934	0.20%
The Cobbs Living Trust, Herbert E. Cobbs, Trustee	11,600	0.26%	3,828	7,772	0.17%
IRA Resources Inc. FBO Anthony Kershaw, Acct # 18748	11,600	0.26%	3,828	7,772	0.17%
Arthur J. Spagnol	11,250	0.25%	3,712	7,538	0.17%
Renald J. Anelle and Catherine C. Anelle	10,667	0.24%	3,520	7,147	0.16%
Melvin C. Sanders	10,667	0.24%	3,520	7,147	0.16%
Chi-Hong Young	10,667	0.24%	3,520	7,147	0.16%
Frank W. Dunst & Elaine M. Dunst TTEES Dunst Living Trust	10,534	0.23%	3,476	7,058	0.16%
Cyrus Cole	10,000	0.22%	3,300	6,700	0.15%
Sharon Larkin	10,000	0.22%	3,300	6,700	0.15%
Dr. Robert W. Smith	9,600	0.21%	3,168	6,432	0.14%
Hylton Wright	9,334	0.21%	3,080	6,254	0.14%
Carl D. Hare	8,667	0.19%	2,860	5,807	0.13%
Sonny J. Parsad	8,667	0.19%	2,860	5,807	0.13%
Richard W. Martini	8,550	0.19%	2,821	5,729	0.13%
Richard E. Peterson and Jill Peterson	8,000	0.18%	2,640	5,360	0.12%
Steven Lee Hackett	8,000	0.18%	2,640	5,360	0.12%
Marsilujo Investments, LLC	8,000	0.18%	2,640	5,360	0.12%
Living Trust of James L. King	8,000	0.18%	2,640	5,360	0.12%
Francis H. Maroney, Inc. Profit Sharing Trust	8,000	0.18%	2,640	5,360	0.12%
Burnetta Smith	7,867	0.17%	2,596	5,271	0.12%
Sterling Trust Company, Cust FBO John Palsgrove, AC 091584	7,094	0.16%	2,341	4,753	0.10%
Muriel A. Humphrey	6,667	0.15%	2,200	4,467	0.10%

Lewis Linson	6,667	0.15%	2,200	4,467	0.10%
Jerry S Hansen	6,667	0.15%	2,200	4,467	0.10%
Joseph Molnar	6,667	0.15%	2,200	4,467	0.10%
Zierenberg Trust	6,667	0.15%	2,200	4,467	0.10%
Lois C. Miracle	6,267	0.14%	2,068	4,199	*	%
Lubomyr T. Romankiw	6,000	0.13%	1,980	4,020	*	%
Sterling Trust Company, Cust FBO John C. Caywood, AC 084930	6,000	0.13%	1,980	4,020	*	%
Sterling Trust Company, Cust FBO Mark A. Granger, AC 091615	5,734	0.13%	1,892	3,842	*	%
Donald O. Edwards	5,600	0.12%	1,848	3,752	*	%
Mallis Family Trust	5,334	0.12%	1,760	3,574	*	%
Frank A Hensel	5,334	0.12%	1,760	3,574	*	%
Luella B. Wesol Living Trust	5,334	0.12%	1,760	3,574	*	%
Mellgren Family Revocable Living Trust	5,334	0.12%	1,760	3,574	*	%
Mary Anne Oram	5,334	0.12%	1,760	3,574	*	%
H.James Peterson	5,334	0.12%	1,760	3,574	*	%
Watson Living Trust	5,334	0.12%	1,760	3,574	*	%
Richard Stevens and Joan T. Stevens	5,334	0.12%	1,760	3,574	*	%
A William Pollman	5,334	0.12%	1,760	3,574	*	%
Kaye Fulrath	5,334	0.12%	1,760	3,574	*	%
Anthony Kershaw	5,067	0.11%	1,672	3,395	*	%
Karl A. Schaurer	5,067	0.11%	1,672	3,395	*	%
Allen J. Samson	4,667	0.10%	1,540	3,127	*	%
Sterling Trust, Custodian FBO: Robert D Tate ROTH IRA #160738	4,667	0.10%	1,540	3,127	*	%
Vilma Joseph	4,667	0.10%	1,540	3,127	*	%
Garnett M. Peters III Trust	4,260	* %	1,405	2,855	*	%
Michael G. Mazick	4,000	* %	1,320	2,680	*	%
Oris P. Mason and Janett Y. Mason	4,000	* %	1,320	2,680	*	%
Arthur Cline Sr. and Michelle Cline	4,000	* %	1,320	2,680	*	%
Gerald Janesick	4,000	* %	1,320	2,680	*	%
IRA Services Trust Co, Custodian FBO John G P Orlando 170343	4,000	* %	1,320	2,680	*	%
Susan Wiechmann	4,000	* %	1,320	2,680	*	%
Sterling Trust Co Cust FBO Charles Nuernberger, AC 107738	4,000	* %	1,320	2,680	*	%
The Tillman Trust	4,000	* %	1,320	2,680	*	%
Larry J. Bodily	4,000	* %	1,320	2,680	*	%
The John W. Winship and Barbara J. Winship Revocable Trust	4,000	* %	1,320	2,680	*	%
Raptor, LLC	4,000	* %	1,320	2,680	*	%
Sterling Trust Comp cust FBO Gary L. Carlberg, AC 127309	3,734	* %	1,232	2,502	*	%
Frank V. Soracco	3,334	* %	1,100	2,234	*	%
Jetseal Engineer & Technical Services, LLC	3,334	* %	1,100	2,234	*	%
Dr. James Stokos	3,334	* %	1,100	2,234	*	%
Bill J. Sanborn	3,200	* %	1,056	2,144	*	%

Norman F. Barnes	3,200	*	%	1,056	2,144	*	%
Sterling Trust Co Cust FBO Audrey Treadway, AC 088826	3,200	*	%	1,056	2,144	*	%
Trust Company of America FBO Valerie Eaton, ROTH IRA, AC 32604	2,967	*	%	979	1,988	*	%
Sterling Trust Company, Cust FBO Lois C. Miracle, AC 088125	2,907	*	%	959	1,948	*	%
Nancy R. Greer-Linn	2,667	*	%	880	1,787	*	%
Larry Weber	2,667	*	%	880	1,787	*	%
David Templeton	2,667	*	%	880	1,787	*	%
Liparus, LLC	2,667	*	%	880	1,787	*	%
Sterling Trust Company, Cust FBO William D Julius, AC 114817	2,667	*	%	880	1,787	*	%
Jeffery Woodel	2,667	*	%	880	1,787	*	%
Le Com Enterprises, Inc.	2,667	*	%	880	1,787	*	%
Bowen Family Living Trust	2,667	*	%	880	1,787	*	%
Rose C. Larsen, Trustee -The Desertrose Charitable Remainder Trust DTD 9/7/99	2,667	*	%	880	1,787	*	%
Robert J. Tursi	2,667	*	%	880	1,787	*	%
Beverly Butt	2,667	*	%	880	1,787	*	%
Vincent J. Yacono	2,667	*	%	880	1,787	*	%
G.M. Peters Agency, Inc.	2,667	*	%	880	1,787	*	%
Sterling Trust Co Cust FBO Diana A. Wilde, AC 096603	2,667	*	%	880	1,787	*	%
Weldit Corp.	2,667	*	%	880	1,787	*	%
Joseph Desoto	2,667	*	%	880	1,787	*	%
Reynolds Family Survivors Trust	2,667	*	%	880	1,787	*	%
Joseph Zimmerman and Lynn Zimmerman	2,667	*	%	880	1,787	*	%
Robert J. McCracken	2,667	*	%	880	1,787	*	%
John R. Russell	2,667	*	%	880	1,787	*	%
Ronald K. Morris	2,667	*	%	880	1,787	*	%
Ramone I. Vigil	2,667	*	%	880	1,787	*	%
Jean M. Dobbins	2,400	*	%	792	1,608	*	%
Thomas J. Colton and Linda Colton	2,400	*	%	792	1,608	*	%
William D. Julius Revocable Living Trust	2,400	*	%	792	1,608	*	%
Gloria M. Rieschel-Flynn	2,400	*	%	792	1,608	*	%
Almond C. Edwards	2,267	*	%	748	1,519	*	%
Norman F. Barnes and Carolyn L. Barnes	2,134	*	%	704	1,430	*	%
Nicholas G. Szabo	2,134	*	%	704	1,430	*	%
Edward J. Durban	2,134	*	%	704	1,430	*	%
Calvin James and Karen Janet Donoghue Living Trust	2,134	*	%	704	1,430	*	%
Sterling Trust Company, Cust FBO Steven A. Delbuono, AC 105816	2,000	*	%	660	1,340	*	%
John Howell Jr.	2,000	*	%	660	1,340	*	%
Evalani Belknap	2,000	*	%	660	1,340	*	%
Kenneth D. Tollefson and E. Ruth Tollefson	2,000	*	%	660	1,340	*	%
Emil W. Baran	2,000	*	%	660	1,340	*	%

Florence Kosior	2,000	*	%	660	1,340	*	%
Sterling Trust Co Cust FBO A William Pollman, AC 082295	2,000	*	%	660	1,340	*	%
Deviprasad Malladi	2,000	*	%	660	1,340	*	%
Charles M. Rand	2,000	*	%	660	1,340	*	%
Frank Strong	2,000	*	%	660	1,340	*	%
Bruce E. Eccleston	1,823	*	%	601	1,222	*	%
Robyn M. Eckerman	1,823	*	%	601	1,222	*	%
Sheryn L. Dunham	1,823	*	%	601	1,222	*	%
Sterling Trust Co Cust FBO Charles Metenkanich, AC 109006	1,667	*	%	550	1,117	*	%
Robert Blum and Teresa Blum	1,667	*	%	550	1,117	*	%
Lionel Harley	1,600	*	%	528	1,072	*	%
Kenneth D. Tollefson	1,600	*	%	528	1,072	*	%
Paul Ridenour	1,600	*	%	528	1,072	*	%
Bethamy West and Werner Mall	1,600	*	%	528	1,072	*	%
Sterling Trust Company, Cust FBO Richard W. Martini, AC 063559	1,400	*	%	462	938	*	%
Donald H. Clark & Mary Ellen Clark Trust	1,334	*	%	440	894	*	%
John Mason and Virginia Mason	1,334	*	%	440	894	*	%
Terrance P. Alvord	1,334	*	%	440	894	*	%
The David M. Lynch and Marsha S. Lynch Family Living Trust	1,334	*	%	440	894	*	%
Toru Sakahra and Kiyo Sakahra	1,334	*	%	440	894	*	%
Charles Metenkanich	1,334	*	%	440	894	*	%
Sterling Trust, Custodian FBO Stewart Eaton ROTH IRA #158935	1,334	*	%	440	894	*	%
The O'Connor Trust	1,334	*	%	440	894	*	%
Robert Raimann	1,334	*	%	440	894	*	%
Rose Larsen	1,334	*	%	440	894	*	%
Helga L. Gingras	1,334	*	%	440	894	*	%
Charles Francis	1,334	*	%	440	894	*	%
Manya M. Meador	1,334	*	%	440	894	*	%
Robert Hilt	1,334	*	%	440	894	*	%
Sterling Trust Comp cust FBO Janet B. Hammerlund, AC 080156	1,334	*	%	440	894	*	%
Lisa Suzanne Harris	1,334	*	%	440	894	*	%
Lynel A. Selnes	1,334	*	%	440	894	*	%
Sterling Trust Comp cust FBO Glen Poche, AC 069668	1,334	*	%	440	894	*	%
Gary Lynn Graham and Margaret Anne Graham	1,334	*	%	440	894	*	%
1999 Alfred C. Chavez & Patricia R. Chavez Revocable Trust	1,334	*	%	440	894	*	%
Delano Delaplaine	1,334	*	%	440	894	*	%
Sterling Trust Company, Cust FBO Michael A. Banik, AC 101439	1,147	*	%	378	769	*	%
Florence Kosior Trust	1,000	*	%	330	670	*	%
Sterling Trust Company, Cust FBO Lisa Suzanne Harris, AC 121074	934	*	%	308	626	*	%

Sterling Trust Company, Cust FBO Timothy Sebenaler, AC 121611	800	*	%	264	536	*	%
Sterling Trust Comp cust FBO Gary Lynn Graham, AC 122948	800	*	%	264	536	*	%
Sterling Trust Comp cust FBO Margaret Anne Graham, AC 122129	800	*	%	264	536	*	%
Kellee Forrester	720	*	%	237	483	*	%
Hanna Roth	667	*	%	220	447	*	%
James Rhinebarger and Glenda Rhinebarger	667	*	%	220	447	*	%
Deborah Zandi	667	*	%	220	447	*	%
Joel Platt	667	*	%	220	447	*	%
Kiyo Sakahra	667	*	%	220	447	*	%
James G. Geistfeld	667	*	%	220	447	*	%
Sterling Trust Co,Cust FBO: James P. O'Connor,Roth IRA 02-130512	667	*	%	220	447	*	%
Sterling Trust Co,Cust FBO: Donna J. O'Connor,Roth IRA 02-130511	667	*	%	220	447	*	%
Steven T. Call	667	*	%	220	447	*	%
Audrey H. Treadway	667	*	%	220	447	*	%
Sterling Trust Company, Cust FBO Manya M. Meador, AC 122166	667	*	%	220	447	*	%
Timothy Sebenaler	667	*	%	220	447	*	%
Sterling Trust Company, Cust FBO Linda L Granger, AC 095983	534	*	%	176	358	*	%
Trust Company of America C/F Audrey H. Treadway, AC 26444	507	*	%	167	340	*	%
Sterling Trust Comp cust FBO Elaine A Paul, AC 063789	334	*	%	110	224	*	%
Luther C. Hammond and Dorothy S. Hammond Trust	267	*	%	88	179	*	%
Leo H. Matthews	267	*	%	88	179	*	%
TOTALS	2,834,316			812,153	2,022,163

*  Percentage is only indicated if greater than 0.1%

(1)  Shares owned by Michael Mann do not include 453,481 shares which are to be reconveyed back to Michael Mann upon the repayment of a note. SEE section “Security Ownership of Certain Beneficial Owners and Management”

None of the Selling Stockholders are broker-dealers or affiliates of broker-dealers. All of the non-affiliated selling shareholders were members of The Hanover Group, LLC and their shares were issued in an exempt transaction where Hanover Asset Management, Inc. (a California corporation) acquired all of the assets of The Hanover Group, LLC.

Plan of Distribution

Michael Mann, our CEO/President is a Selling Stockholder and will be considered to be an underwriter for purposes of this offering. Mr. Mann’s current intention is to remain as our officer regardless of whether he sells a substantial portion of his stockholding in us. He is nevertheless offering the shares from his shareholder interest in this offering as set forth above since otherwise sales by them would each be restricted to 1% (or approximately 45,000 shares) of all outstanding shares every three months in accordance with Rule 144. As our officer/control persons, Mr. Mann may not avail himself of certain provisions of Rule 144 which otherwise would permit a non-affiliate to sell an unlimited number of restricted shares provided that the one-year holding period requirement is met.

Selling Stockholders, other than our officer, will sell at a fixed price of $1.00 per share until our common shares are quoted on the Over the Counter Bulletin Board and thereafter at prevailing market prices, or privately negotiated prices. Mr. Mann, who is deemed to be an underwriter, must offer his shares at a fixed price of $1.00 per share even if our shares are quoted on the OTCBB.

DETERMINATION OF OFFERING PRICE

The offering price of the common stock has been arbitrarily determined by us and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. In determining the offering price, management considered such factors as the prospects, if any, for similar companies, anticipated results of operations, present financial resources and the likelihood of acceptance of this offering. No valuation or appraisal has been prepared for our business. We cannot assure you that a public market for our securities will develop or continue or that the securities will ever trade at a price higher than the offering price.

DIVIDEND POLICY

We have never paid cash or any other form of dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

MARKET FOR SECURITIES

There is no established public market for our common stock, and a public market may never develop. No market maker has agreed to file an application with FINRA so as to be able to quote the shares of our common stock on the OTCBB maintained by FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part and the subsequent closing of this offering. There can be no assurance that the market maker's application will be filed or accepted by FINRA, nor can we estimate as to the time period that the application will require. We are not permitted to file such application on our own behalf. If the application is accepted, there can be no assurances as to whether:

•

any market for our shares will develop;

•

the prices at which our common stock will trade; or

•

the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

If we become able to have our shares of common stock quoted on the OTCBB, we will then try, through a broker-dealer and its clearing firm, to become eligible with the DTC to permit our shares to trade electronically. If an issuer is not "DTC-eligible," then its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today (especially the OTCBB), means that shares of a company will not be traded (technically the shares can be traded manually between accounts, but this takes days and is not a realistic option for companies relying on broker dealers for stock transactions like all the companies on the OTCBB). What this boils down to is that while DTC-eligibility is not a requirement to trade on the OTCBB, it is a necessity to process trades on the OTCBB if a company's stock is going to trade with any volume. There are no assurances that our shares will ever become DTC-eligible or, if they do, how long it will take.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of us and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

The trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the OTCBB as maintained by FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

Because of the anticipated low price of the securities being registered, many brokerage firms may not be willing to effect transactions in these securities. Purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions.

Rule 3a51-1 of the Exchange Act establishes the definition of a penny stock, for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•

the basis on which the broker or dealer made the suitability determination, and

•

that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.

We have no common equity subject to outstanding options or warrants to purchase or securities convertible into our common equity.  In general, under Rule 144, a holder of restricted common shares who is an affiliate at the time of the sale or any time during the three months preceding the sale can resell shares, subject to the restrictions described below.

If we have been a public reporting company under the Exchange Act for at least 90 days immediately before the sale and have not been a “shell company” for at least one year, then at least six months must have elapsed since the shares were acquired from us or one of our affiliates, and we must remain current in our filings for an additional period of six months; in all other cases, at least one year must have elapsed since the shares were acquired from us or one of our affiliates.

The number of shares sold by such person within any three-month period cannot exceed the greater of:

•

1% of the total number of our common shares then outstanding; or

•

The average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice on Form 144 with respect to the sale is filed with the SEC (or, if Form 144 is not required to be filed, the four calendar weeks preceding the date the selling broker receives the sell order) This condition is not currently available to the Company because its securities do not trade on a recognized exchange.

Conditions relating to the manner of sale, notice requirements (filing of Form 144 with the SEC) and the availability of public information about us must also be satisfied.

All of the presently outstanding shares of our common stock are restricted securities as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available.

At the present time, the currently outstanding shares of our common stock may be sold subject to the rules and limitations of Rule 144 90 days from the date of this Prospectus provided that we are current in all of our Reporting Requirements at that date.

Current Public Information

In general, for sales by affiliates and non-affiliates, the satisfaction of the current public information requirement depends on whether we are a public reporting company under the Exchange Act:

•

If we have been a public reporting company for at least 90 days immediately before the sale, then the current public information requirement is satisfied if we have filed all periodic reports (other than Form 8-K) required to be filed under the Exchange Act during the 12 months immediately before the sale (or such shorter period as we have been required to file those reports).

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If we have not been a public reporting company for at least 90 days immediately before the sale, then the requirement is satisfied if specified types of basic information about us (including our business, management and our financial condition and results of operations) are publicly available.

However, no assurance can be given as to:

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the likelihood of a market for our common shares developing,

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the liquidity of any such market;

•

the ability of the shareholders to sell the shares; or

•

the prices that shareholders may obtain for any of the shares.

No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of our common shares, or the perception that such sales could occur, may adversely affect prevailing market prices of the common shares.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed herein are forward-looking statements. Such forward-looking statements contained in this prospectus which is a part of our registration statement involve risks and uncertainties, including statements as to:

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our future operating results;

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our business prospects;

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any contractual arrangements and relationships with third parties;

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regulations affecting our industry;

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the dependence of our future success on the general economy;

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any possible financings; and

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the adequacy of our cash resources and working capital.

These forward-looking statements can generally be identified as such because the context of the statement will include words such as we "believe, "anticipate," "expect," "estimate" or words of similar meaning. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this prospectus. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this prospectus, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances except as required pursuant to applicable regulations to update this prospectus during the period of our continuous offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

Overview

We are a portfolio management company that purchases defaulted unsecured consumer receivables in the secondary market and generate revenue through collections utilizing an outsourced collection network and through the strategic resale of portfolios. Our primary business is to acquire credit-card receivable portfolios at significant discounts to the total amounts owed by the debtors. Defaulted consumer receivable portfolios that include charged-off credit card receivables are accounts that have been written-off by the originators. We purchase defaulted consumer receivable portfolios from creditors and others through privately negotiated direct sales. Our results depend upon our ability to purchase and collect on a sufficient volume of our consumer receivables to generate revenue that exceeds our costs.

We were founded as a California corporation in 2008 and became a Delaware corporation through a reincorporation merger in July 2011. In the reincorporation merger we issued all of our 4,534,870 shares to our existing shareholders on a one for 30 basis.

The Company has no plans to be acquired or to merge with any other company, nor does the Company or any of its shareholders have any plans to enter into a change of control or similar transaction.

Our independent registered auditors included an explanatory paragraph in their opinion on our financial statements as of and for the fiscal year ended December 31, 2010 that states that our ongoing losses and lack of resources causes substantial doubt about our ability to continue as a going concern.

Upon the completion of this offering, we will seek to use our status as a public company to privately place our shares and raise $15MM in working capital to bid on and purchase portfolios and grow our business.  We cannot assure our investors that we will be successful in raising working capital or in acquiring portfolios.

Commitments and Uncertainties

Currently, we do not have outstanding demands or commitments for capital expenditure above normal day to day operating expenses. However, should we become publicly listed; we will have demands and commitments to meet rules and regulations such as financial audits and filings.

The uncertainty that we believe will have a material impact on our short and long term success is our ability to raise the necessary capital to fund our growth. We are planning to raise $15MM.

Sources of Revenue

The primary driver of our business is the revenue we generate from the collections and strategic resale of our portfolios. Additionally, we have received interest income from several short term commercial loans we have made. All loans have been paid back to us March 31, 2011 in full with accrued interest. We currently do not have plans to make commercial loans in the future.

Although we have generated collections revenue in every monthly period since January 2009, this amount can fluctuate period to period. Additionally, we anticipate the collections revenue from the portfolios we currently own to generally trend downward into the future until we are able to raise capital and fund the acquisition of additional portfolios. We are planning on raising $15MM subsequent to our successful public listing.

Revenue Recognition

The Company recognizes revenue on its debt portfolios using the cost recovery method in accordance with FASB ASC 310-30. Under the cost recovery method, the Company records cash receipts related to debt portfolios as a reduction of the cost of the debt portfolio. The Company will record revenue related to debt portfolios after cash collections exceed the portfolio’s carrying amount.

Cash

The cash flows generated by the collections on our purchased receivable portfolios is the primary driver of our business. Cash substantially increased to $96,713 at September 30, 2011 from $34,772 at December 31, 2010 largely from the repayment of the outstanding loans (notes receivable) on March 31, 2011.

Debt Portfolios

Debt portfolio assets decreased to $35,398 in 2010 from $119,771 in 2009. The decrease is largely attributable to the strategic sale of portions of our portfolios reducing the number of accounts we own. As at the period ending September 30, 2011 the cost of the portfolio assets owned have been fully recovered. As at September 30, 2011, we owned 473 active accounts with a face value of $955,936 with an average charge-off date of 03/29/2006. Although all the accounts owned are out of statute, with the exception of 7 accounts representing one percent of the face value owned, all accounts are reported to the credit bureaus. The accounts we retained from our sales are either in a payment plan with us or have other collection history that would cause us to believe there is a higher propensity to pay then the age of the accounts would suggest.

Notes Receivable

Notes receivable increased to $85,300 in 2010 from $62,500 in 2009. At the period ending September 30, 2011 loans receivable was reduced to $0 due to the repayment of all outstanding loans on March 31, 2011. Repayment included all outstanding principal in the amount of $85,300 and accrued interest of $11,416. We currently have no outstanding loans issued and we do not have plans to make commercial loans in the future

Results of Operations

Revenues

Our net revenue decreased to $51,199 in fiscal year 2010 from $58,301 in 2009 and to $38,363 for the nine months ending September 30, 2011 from $41,770 for the nine months ending September 30, 2010. We attribute these decreases in net revenue to the reduction in the size of portfolios we own due to our strategic sales. Revenue from collections and strategic sales of our portfolios has funded our operations to date.

Sources and Percent of Total Receivables
Interest Income	2.40%	7.58%	2.91%
Portfolio Sales	21.21%	21.27%	49.06%
Gross Collections	76.39%	71.15%	48.03%
Total	100%	100%	100%
	Year-End 2009	Year-End 2010	Period Ending 09-30-11

Collection receipts comprises the majority of our revenue for years 2010 and 2009. It is anticipated that by year-end 2011, collections will be the primary revenue source for the current year. All commercial loans made by our business have been paid back as of March 31, 2011 including accrued interest. We do not anticipate making new commercial loans in the future. Additionally, we do not have plans on selling additional portfolios in the short term. We believe that as our portfolio accounts further age that it is likely that our collection revenue will further reduce over time. The growth of our business is dependent on successfully raising additional capital to fund our growth. It is our plan to raise $15MM after we have become publicly listed. We cannot assure our investors that we will be successful in raising working capital or in acquiring portfolios.

Operating Expenses

In fiscal year 2010, we saw a substantial decrease in operating expenses to $129,185 in 2010 from $382,383 in 2009. This reduction in operating expenses was due to several factors including expenses that resulted in 2009 pertaining to our asset purchase agreement and ongoing related costs into 2009. Also contributing to the reduction in total operating expenses in 2010 was a decrease in portfolio impairment loss of $13,164 in 2010 down from $98,091 in 2009. Additionally, we eliminated our office rental and related parking cost down to $0 in 2010 from $34,475 in 2009 by not renewing our office lease that came due December 31, 2009 and instead utilizing other offices currently in Arlington, Texas from Mr. Mann, President and CEO of our company. Although we only experienced a slight decrease in revenue to $51,199 in 2010 from $58,301 in 2009, our efforts to significantly decrease our expenses in 2010 has resulted in a dramatic decrease in net loss to $69,400 in 2010 from $326,170 in 2009.

In the nine months ending September 30, 2011, we have continued to lower our normal operating expenses.  However, we have realized additional expenses in 2011 related to our preparation to become publicly listed including corporate structuring costs, document preparations, audits and filings. Therefore, our expenses in the nine months ending September 30, 2011 have increased to $109,121 from $95,452 in the nine months ending September 30, 2010. With the decrease in the amount of collection revenue due to a decrease in our portfolios from sales, we experienced a net loss of $69,366 in the nine months ending September 30, 2011 from $48,432 the nine months ending September 30, 2010.

Consulting

Consulting expenses includes the compensation to Mr. Mann, President and CEO of or Company and other providers of business services and services pertaining to our public listing process. Our consulting fees dropped considerably to $62,990 in 2010 from $159,598 in 2009. The decrease was largely due to a combination of a reduction in compensation to Mr. Mann, President and CEO of our company and a reduction in other fees pertaining to business services, company setup and services resulting from our asset purchase agreement at the end of 2008.

Collections Expense

Collections expense consists of fees paid to collection agencies for collection services provided to us. Fees paid are based on a percentage of gross collection receipts. Our collections expense decreased to $30,496 in 2010 from $47,279 in 2009 and to $12,343 in the nine months ending September 30, 2011 from $24,494 for the nine months ending September 30, 2010. Since our collections expense is calculated as a percentage of gross collected revenue, our decrease in overall collections due to our sales of portfolios has caused this expense to decline accordingly.

Rent and Occupancy

Rent and occupancy expense primarily consists of rent, utilities, repairs and maintenance, property taxes and insurance. Office rent and associated parking went to $0 in 2010 from $31,357 and $3,118 respectively in 2009. Our office rent and associated parking through the first nine months ending September 30, 2011 continues to remain without cost to us. This reduction is due to not renewing our office lease that had a term ending December 31, 2009 to reduce our operating costs. Instead, we utilized the office of a shareholder and more currently the office of Mr. Mann, President and CEO of our company located in Arlington, TX.

Impairment

The Company reviews its debt portfolios for impairment each reporting period. If, based on current information and events, the Company determines that it is probable that it will be unable to collect all cash flows expected at acquisition of the portfolio, the Company will record an impairment of the portfolio in earnings to reduce the carrying amount to its fair market value. The Company uses 3rd party valuations of the resale value of its debt portfolios when assessing impairment. These valuations are based on industry data of portfolios with similar characteristics. The Company recorded $13,164 and $98,091 of impairment losses related to its debt portfolios during the years ended December 31, 2010 and 2009, respectively and $3,477 for the nine months ending September 30, 2011 from $11,077 for the nine months ending September 30, 2010.

Depreciation

We incur depreciation expense for costs related to our assets, including our information technology and software. Our depreciation decreased to $964 in 2010 from $4,166 in 2009. This reduction is due to the selling of a portion of our office equipment at the end of 2009 in preparation of our office term expiring on December 31, 2009.

Loss on disposal of property and equipment.

Loss on disposal of equipment includes the loss on the sale, disposal or abandonment of any property and equipment. Due to our office lease expiring December 31, 2009, we sold a portion of our office equipment. This resulted in a $6,053 loss.

Interest Expense

We have not incurred any interest expense since our inception to date as we have remained debt free.

Net Income (Loss)

We dramatically reduced our Net Loss to $69,400 in 2010 from $326,170 in 2009. This reduction in year to year loss was due to our proactive reduction in our operating costs. Our Net Loss has increased to $69,366 in the nine months ending September 30, 2011 from $48,432 for the nine months ending September 30, 2010 due to a combination of a slight decrease in revenue and increases in expenses associated with our public listing process.

Liquidity

As of September 30, 2011, we had $96,713 in cash and cash equivalents. These assets are not sufficient to operate in our industry on a meaningful scale. Over the following 12 month period, we estimate our operation expenses excluding costs related to being a public company to be approximately $39,300. Over the following 12 months we estimate our operating expenses plus our costs due to higher initial fees and costs associated with becoming publicly listed to be approximately $90,700. The $90,700 includes $51,400 over the following 12 months for higher onetime costs associated with our public listing process and subsequent to our public listing, our normal costs associated with being a public company. These expenses exclude an allocation to collection agency fees as those expenses are paid out of gross revenue as a percentage. Once publicly listed, we anticipate our average annual cost to be a public company to be $30,000. We therefore believe that we have sufficient cash on hand to meet our operating expenses over the following 12 month period without an infusion of additional capital and without including revenue from collections. We have earned revenue from collections in every monthly period from January 2009 to date. It is our plan to raise $15MM in capital to grow our business. Should we successfully fund our business, our expenses will increase. Depending on the size of our capital raise we will budget a sufficient amount of funds to operate our business. Please see the section titled “Strategy” for more information regarding our milestones, projected costs and timetables.

We have embarked upon an effort to become a public company and, by doing so, have incurred and will continue to incur additional significant expenses for legal, accounting and related services. These include the reporting requirements of the Exchange Act of 1934.  Once we are publicly listed, we anticipate these costs to average $30,000 per year. However, should we be able to capitalize and grow our business, these costs may increase as the size and complexity of our operation increases.  Upon the completion of this offering, we will seek to use our status as a public company to privately place our shares and raise $15MM in working capital to bid on and purchase portfolios and grow our business.  We cannot assure our investors that we will be successful in raising working capital or in acquiring portfolios. The growth of our business is dependent on successfully raising additional capital to fund our growth.

Recent Accounting Pronouncements

Accounting standards promulgated by the FASB change periodically.  Changes in such standards may have an impact on the Company’s future financial position. The following are a summary of recent relevant accounting developments.

In May 2011, the Financial Accounting Standard Board (“FASB”) issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. ASU 2011-04 clarifies some existing concepts, eliminates wording differences between U.S. GAAP and International Financial Reporting Standards (“IFRS”), and in some limited cases, changes some principles to achieve convergence between U.S. GAAP and IFRS. ASU 2011-04 results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. GAAP and IFRS. ASU 2011-04 also expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. ASU 2011-04 will be effective for Hanover Portfolio Acquisitions, Inc. beginning after December 15, 2011. Hanover Portfolio Acquisitions, Inc. does not expect the adoption of ASU 2011-04 to have a material effect on its operating results or financial position.

Critical Accounting Policies

The preparation of financial statements and related notes requires us to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K, obligations under any guarantee contracts or contingent obligations. We also have no other commitments, other than the costs of being a public company that will increase our operating costs or cash requirements in the future.

Seasonality

Our business depends on our ability to collect on our purchased portfolios of charged-off consumer receivables. Collections within portfolios tend to be seasonally higher in the first and second quarters of the year due to consumers’ receipt of tax refunds and other factors. Conversely, collections within portfolios tend to be lower in the third and fourth quarters of the year due to consumers’ spending in connection with summer vacations, the holiday season and other factors.

OUR BUSINESS

Overview

Hanover Portfolio Acquisitions, Inc. (the “Company”, “we”, “us”, “our”) is a debt portfolio management company that specializes in the purchase, management, collections through third party agencies and resale of defaulted consumer receivables. Defaulted consumer receivables are the unpaid obligations of individuals to credit grantors including credit card accounts issued by banks, credit unions, retail merchants and other consumer loans. We specialize in charged-off credit card debt including Visa ®, MasterCard ® and department store credit defaulted by consumers located nationally. The initial process of a credit grantor charging off this debt and selling it allows the credit grantor to focus on their core business and realize immediate cash proceeds and earnings. Our benefit in purchasing this defaulted debt is that we are able to purchase these receivables at a substantial discount to their face value since these receivables generally have already been subject to collection efforts. We generate revenue and earnings by collecting repayment of the debt obligations on the portfolios of debt we own through collection efforts and through the resale of accounts that we may strategically choose to sell.

Our predecessor company, Hanover Asset Management, Inc. was incorporated in November 2008 in California. Our first major milestone completed shortly thereafter was the purchase of the assets from a company in our industry that had been purchasing and managing defaulted consumer receivables since July 2004. For the purpose of reincorporating in Delaware, we merged with a newly incorporated successor company, Hanover Portfolio Acquisitions, Inc., in July 2011 under which we continue to operate as a debt portfolio management company.

Industry Overview

Consumer credit card growth, which has been on the decline for about three years, appears to be showing signs of improvement again, according to data from an Equifax Inc. news release dated July 1, 2011. In that news release, Equifax stated that new bankcard account originations increased 35% during the 12 months ended March 2011 and credit lines also expanded incrementally. Equifax also stated in that news release that the increase in new card accounts is “a sign card lending competition is heating up” and that “Despite concerns of the economy relapsing, several current metrics indicate the credit cycle is stabilizing—even growing somewhat as consumer payment behavior improves”. In an Equifax new release dated November 2, 2011, the release stated that – While total outstanding debt continues to decrease, consumers are beginning to utilize bank credit cards and retail credit cards more, with both sectors seeing balance increases over the past four months (June - September 2011). Additionally, the news release went on to state that – Recent signs of card credit growth driven by $41 billion credit increase from February - September 2011. September 2011 bankcard delinquencies are 35% lower than September 2010 levels. We believe that a trend is beginning of increasing accounts and account balances and that this will be positive for our industry in the future.

According to the November 7, 2011 release of the Federal Reserve G.19 statistical release, total consumer revolving debt decreased slightly to $789.6 billion in September 2011 from $790.2 billion in August 2011. Consumer revolving debt is approximately 98% tied to consumer credit cards. More significant is that the consumer revolving debt has stabilized to a very narrow range that fluctuated up and down month to month throughout the entire 2011 year with a narrow range from a high of $795.9 billion to a low of $789.6 billion. Considering that consumer revolving debt was at a high of $941.9 billion in 2007 and decreasing year to year, we believe that the narrow consistent range in 2011 indicates a stabilized trend to grow from.

The latest example of how smaller acquisitions are fueling a slow revival in the credit card portfolio sales market includes the August 15, 2011 transaction involving the sale of Bank of America’s unwanted Canadian card assets. Although bigger deals, like Capital One Financial Corp’s planned takeover of HSBC’s $30 billion U.S. card portfolio are getting attention, the B of A’s disposal of its $8.6 billion Canadian portfolio, along with other, smaller sales, will likely account for the significant card merger-and-acquisition activity this year. These types of transactions are reversing a years-long trend of smaller companies outsourcing their credit card operations to big banks. Now, as credit card giants like Bank of America try to unload assets they deem distracting, regional banks are taking back the opportunity to compete against larger issuers.

We believe that there are clear signs of recovery in our industry. With certain industry metrics as outlined above beginning to stabilize and more competition among credit grantors to attract new customers growing, we believe the prospects are positive for our industry.

We believe that the industry is seeing improved results from debt buyers. Due to economic factors of recent years, the industry has needed to evolve which is healthy for the industry. When capital was plentiful, companies quickly grew and a number of companies were less careful then prudence would dictate. Many of those companies went by the wayside but it is clear that companies that purchased wisely were able to weather an economic storm as great as the recent one and in some cases somewhat thrive. We believe we can incorporate those lessons learned into our business processes to increase our resilience to future economic fluctuations.

As with other markets and industries, the law of supply and demand is at work for defaulted consumer receivables available in the market. The market is influenced by the levels of outstanding consumer credit and charge-off rates, among other factors. With lenders that tightened credit standards during the economic downturn, scaled back new accounts was the result. Some credit card issuers lowered credit limits as a way to hedge their risk against higher charge-offs in the wake of the unemployment rate exceeding 9%, lower supplies of defaulted debt portfolios resulted. With some reduction in supply and in general, with more capital entering the industry, portfolio acquisition prices have stabilized in 2011 for paper in all stages of delinquency. In some cases prices have slightly increased in the fresh and primary segments. Although pricing is nowhere near the higher rates prior to the recent economic downturn, it is a positive sign that experienced industry players are starting to have more confidence in the industry moving forward.

Credit grantors have traditionally looked to limit their credit losses either through collection efforts with their own personnel or outsourcing collection activities to third party collectors. Another way credit grantors limit their losses is through selling its charged-off receivables for immediate cash. When the credit grantor chooses to sell its receivables to a debt purchaser such as us, the credit grantor can potentially receive the following benefits:

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Provides immediate cash for reinvestment, expansion and new business loans.

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Allows the company to focus on its primary business.

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Eliminates the wait for contingency payments.

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Reduces collection workforce and associated costs.

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Eliminates the work of managing agencies.

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Removes the risk of debtors declaring bankruptcy or collateral damage.

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Reduces warehouse and file storage expenses.

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Allows an exit strategy for bad debt.

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Potential tax benefits.

Our benefit in purchasing this defaulted debt is that we are able to purchase these receivables at a substantial discount to their face value and generate revenue and earnings through collections and strategic resale of these assets. We have relied on third party brokers to facilitate acquisitions and sales and third party collection agencies that work on a contingency basis to collect on our portfolios.

In our industry, there are a number of factors that affect the value of portfolios. Factors include the supply, age, location, history of the debt including how many collection agencies have worked on the portfolio, lending policies of the original credit grantor, and other factors. Portfolios that are sold direct from the original creditor with conservative lending criteria and recent charge-off dates would tend to realized higher values, with prices decreasing based on looser lending practices, age of the debt and on the number of agencies that have previously attempted to collect the debt among other factors.

Debt buyers evaluate a specific portfolio utilizing a unique set of financial assumptions that reflect their expected rate of return, liquidation strategy and the potential risk associated with achieving the desired liquidation performance. These variances in buyer expectations result in different values being placed on a portfolio by different buyers. Sellers who participate in public auctions tend to maximize value when utilizing a competitive bidding process in a stable or growing market. However, in a recessionary market, debt buyers expecting a decline in liquidation tend to use more conservative assumptions in their liquidation calculations which produce lower bids. As a result, certain portfolios generate bids that fall short of the seller’s minimum price requirement to consummate a deal.

Owners of consumer debt including credit grantors utilize a variety of processes to sell receivables, including the following:

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Competitive bidding process for specific portfolios through a sealed bid or sometimes through an on-line process;

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Transactions that are privately negotiated between the portfolio owner including the original credit grantor and a purchaser. This can be directly between the parties or through a broker; and

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Forward flow contracts that commit a seller of debt to sell and a purchaser to purchase a pre-agreed quantity of debt at a pre-agreed price on a pre-determined schedule that for example may be monthly or quarterly.

Despite previous collection efforts of a credit grantor or their third party collection agency, we believe a debt buyers’ ability to successfully collect payments on charged-off receivables includes the ability to pursue collections over multi-year periods and to tailor repayment plans based on a consumer’s ability to pay.

Once a portfolio is owned, the debt buyer will either utilize an internal collection agency or contract out collections to a third party collection agency and legal firms or a combination of these. Collection agencies are generally paid a percentage of what is collected. The rate collection agencies charge largely depends on the type, age and the number of previous agencies that have previously attempted collections on the portfolio. We have utilized third party collection agencies and a legal firm since our inception. When it comes to portfolio hold times, debt buyers utilize different strategies depending on their corporate objectives. Some buyers will keep debt for a relatively short period of time as short as 3 to 6 months to much longer periods of 5 years or more. Our hold times have ranged from approximately 6 months to 2 years. Our future hold times will vary depending on the strategy we employ for a respective portfolio that we may acquire in the future. At the end of whichever hold time is employed, debt buyers will generally resell the portfolio to further add to the overall return of investment.

We believe that the outlook for the industry is a positive one. Looking forward, the recent economic downturn has served to help the industry mature. Although it is unlikely that we will again see the perfect storm of economic factors that so negatively affected our economy in recent years including a combination of low interest rates and excessive access to consumer credit due to the rapid and sustained increases in home values and corresponding home equity loans, the lessons learned by many in our industry will aid in shoring up policies and procedures and valuation strategies to manage future fluctuations in a profitable manner.

Competition

We receive competition from other purchasers of charged-off consumer receivables, third party collection agencies, other financial service companies and credit originators that manage their own consumer receivables. Our business of purchasing charged-off consumer receivables is highly competitive and fragmented. There are few significant barriers for entry to our industry and we expect that competition from new and existing companies will increase.

Some of our competitors are larger and more established and may have substantially greater financial, technological, personnel and other resources than we have, including greater access to capital markets. Companies with greater financial resources may elect at a future date to enter the consumer debt purchasing business. However, we believe that no individual competitor or group of competitors currently has a dominant presence in the market. Current debt sellers may change strategies and cease selling debt portfolios in the future which would decrease supplies and increase competition for available portfolios.

Since we utilize an outsourced collection agencies model, there may be competition for the agencies financial, technological, personnel and other resources when servicing our placed accounts for collections. Competition for agency resources can come from other debt buyers and from other commercial client accounts.

The availability and pricing of receivables portfolios, as well as the availability and cost of qualified debt collectors are affected by competitive pressures. In addition, some of our competitors may have signed forward flow contracts under which originating institutions have agreed to transfer charged-off receivables to them in the future, which could restrict those originating institutions from selling receivables to us.

We face bidding competition in our acquisition of charged-off consumer receivables. The two primary competitive purchasing environments can be summarized as (1) the competitive bidding process that many credit grantors utilize to sell their charged off consumer debt and; (2) the open secondary market that involves the reselling of portfolios through private negotiation between the seller and the buyer either directly or through a broker.

Additionally, for accounts we already own, we face competition with other debt buyers for the resources of the debt seller in sending to us on a timely basis requested representations, warranties and indemnities.

In the future, we may not have the resources or ability to compete successfully. There can be no assurance that we will be able to offer competitive bids for defaulted consumer receivables portfolios. If we are unable to develop and expand our business or adapt to changing market needs as well as our current or future competitors are able to do, we may experience reduced access to defaulted consumer receivables portfolios at appropriate prices and reduced profitability.

Strategy

Our next step to facilitate our growth is to become publicly listed by having our common stock included in the Over the Counter Bulletin Board maintained by FINRA. We believe that obtaining a stock symbol will better enable us (1) attract the capital required to fund our growth through the ongoing acquisition of portfolios of defaulted consumer receivables; (2) attract seasoned management personnel from within the industry to our management team; (3) to develop or acquire software and hardware portfolio management tools; (4) move to a larger office and build out the required office infrastructure. Our current revenue and owned asset base will not be sufficient to fund any of our proposed growth plans including the acquisitions of additional debt portfolio. Our ability to engage in our proposed business operations is dependent on our raising other debt or equity financing once we have become publicly listed.  At that time, we plan on raising $15MM to fund our growth

Once we become publicly listed by having our common stock included in the Over the Counter Bulletin Board maintained by FINRA, we plan on beginning the preparation and groundwork to raise $15MM. Within the first 4 months of becoming publicly listed, we plan on hiring a new President possessing significant industry experience and relationships with extensive underwriting expertise and analytical valuation methodology experience. The initial roll of the new President will include assisting in finalizing our funding, assisting with preparing our business for growth including establishing our ‘On-Board’ buying relationships to become qualified as a purchaser with leading credit issuers, credit resellers and brokers. Additionally, the President will establish other necessary relationships that will be required to best utilize our funding for maximum growth and returns. Initial compensation will be in stock and deferred salary until we successfully fund our company.  We have not yet identified this person. We estimate having our initial funding completed within 6 months from the time of our public listing. Once we complete initial funding, we will commit to new office space.  For the first 12 months from the time of funding, we have budgeted $120,000 for rent plus $86,600 for furniture, computer related equipment, software and telecommunications setup. We have budgeted $59,000 over the first 12 months from the time of funding for portfolio management tools that includes setup, licensing and development where needed. With regard to personnel, for the first 12 months from the time of funding, we have budgeted $647,000 for positions that include, President, VP of Acquisitions, portfolio managers and administrative assistants. We have allocated $14MM for the acquisitions of portfolios from which we will generate our revenue. Due to our pre-funding preparation, we believe we will be in a position to start acquiring portfolios shortly after funding.

There are a number of different types of defaulted consumer receivables that we may potentially purchase. The types and amount of each type as a percentage of our asset pool will vary depending on market conditions and opportunities. We may select to acquire one or more of the following types of debt:

1.

Credit Cards

i.

VISA®/MasterCard®

ii.

Private Label

iii.

Retail Cards

iv.

Branded Cards

2.

Installment Loans

i.

Promissory Notes

ii.

Auto and Recreational Vehicle Loans

iii.

Student Loans

iv.

Retail Installment Contracts

3.

Judgments – All Types

We will give acquisition preference to purchasing portfolios direct from issuers. However, our constant evaluation of market conditions including market supply and pricing will dictate the type, quality and age among many other portfolio profile factors in our buying strategy to maximize the return on capital.

Our company will continue to use and plans on significantly growing our dynamic network of skilled recovery and legal agencies that will be subject to our strict due diligence process to ensure that each satisfy specific standards and requirements. A premium is placed on strict adherence to a complicated environment of legal and regulatory requirements. The interface between creditor and debtor is conducted with a strict code of ethics and fairness. We will coordinate and maintain intensive oversight over these agencies to maximizes account performance, maximize the value of receivable accounts and assure the proper execution of our strategies.

We plan on implementing the most current and robust software portfolio analytical in addition to portfolio and agency management tools along with the latest industry best practices to reduce our operating costs and maximize efficiency and our return on investment on acquisitions. With no legacy equipment and software to get in the way, we will avoid the considerable expense and time delays of having to handle integration with legacy systems.

As our firm grows and our size warrants, we will add to our core team with specialized portfolio acquisition, management and liquidation departments to further combine their extensive underwriting expertise, analytical methods and to price and design portfolio specific receivable liquidation strategies to increase return on investment and control the debt assets.

We have developed a clear and defined growth strategy to capitalize on the slowly stabilizing economy and to avoid the mistakes many have made prior to the economic downturn. It is clear to us moving forward that companies that are capitalized and well managed and that purchase defaulted consumer receivables intelligently can be perfectly situated to reap the financial benefits as the economy and consumers’ financial positions improve. There remains great opportunity for growth.

Portfolios

The portfolios acquired in our November 11, 2008 asset purchase were made up of 33,198 accounts with a face value of $46,203,475. Approximately 94% of the entire portfolio was out of statute meaning that the age would disallow us from taking legal action to collect the debt. Further still, over 28% of the entire portfolio was older than seven years from the date of charge-off, an age that would prevent us from listing the accounts with the credit bureaus. The number of these accounts from our asset purchase on November 11, 2008 remaining viable and actively in the collections process as of September 30, 2011 were 290 accounts with a face value of $424,135.

On November 25, 2008, we utilized cash that was included in the asset purchase to acquire a portfolio of statute accounts with an average age at the time acquired of approximately 2 years since the dates of charge-off. The portfolio was made up of 1,743 accounts and a face value of $5,132,852. . The number of accounts from acquisitions subsequent to our asset purchase on November 11, 2008 remaining viable and actively in the collections process as of September 30, 2011 were 183 accounts with a face value of $531,801.

Revenue from collections and strategic sales of the above portfolios have funded our operations to date. As of September 30th, 2011, we own 473 active accounts. These 473 accounts are comprised of the remaining accounts from the asset purchase agreement (290 accounts) and subsequent portfolio purchase (183 accounts) as noted above with a total face value of $955,936 with an average charge-off date of 03/29/2006. Although all the accounts owned are out of statute, with the exception of 7 accounts representing one percent of the face value owned, all accounts are reported to the credit bureaus. We chose to retain ownership of these accounts from the portfolios we have sold because the accounts either had payment arrangements in place or the accounts had some other collection history that would cause us to believe that there is a higher propensity for the accounts to generate revenue for us.

Government Regulations

Federal, state and municipal statutes, rules, regulations and ordinances establish specific guidelines and procedures which debt purchasers must follow when collecting consumer accounts. It is our policy to comply with the provisions of all applicable federal laws and comparable state statutes in all of our recovery activities, even in circumstances in which we may not be specifically subject to these laws. Our failure to comply with these laws could have a material adverse effect on us in the event and to the extent that they limit our recovery activities or subject us to fines or penalties in connection with such activities. Federal and state consumer protection, privacy and related laws and regulations extensively regulate the collection of consumer debt and the relationship between customers and credit card issuers. Significant federal laws and regulations applicable to our business include the following:

•

Consumer Financial Protection Act of 2010.  On July 21, 2010, President Obama signed into law the financial reform bill (H.R. 4173) that creates the Consumer Financial Protection Bureau (CFPB) as it carries out its responsibilities under the Consumer Financial Protection Act of 2010. The CFPB, which began operation on July 21, 2011 is the federal agency that holds primary responsibility for regulating consumer protection in the United States. The jurisdiction of the bureau includes banks, credit unions, securities firms, payday lenders, mortgage-servicing operations, foreclosure relief services, debt collectors companies, mortgages, credit cards, student loans and other financial companies. New rules in the process of being formulated under this Act may require those debt buying companies determined by the CFPB to be larger participants to be subject to supervision, including, potentially, CFPB information requests, reporting requirements and on-site examinations. The bureau will be an independent unit located inside and funded by the United States Federal Reserve, with interim affiliation with the U.S. Treasury Department. It will write and enforce bank rules, conduct bank examinations, monitor and report on markets, as well as collect and track consumer complaints.

•

Fair Debt Collection Practices Act (“FDCPA”).  This act was enacted in 1977 to protect consumers from abusive, unfair, and deceptive practices by third-party debt collectors. This act imposes certain obligations and restrictions on collection practices, including specific restrictions regarding communications with consumer customers, including the time, place and manner of the communications. This act also gives consumers certain rights, including the right to dispute the validity of their obligations and a right to sue third parties who fail to comply with its provisions, including the right to recover their attorney fees.

•

Fair Credit Reporting Act (“FCRA”).  Originally passed in 1970, the FCRA is a U.S. federal law that regulates the collection, dissemination, and use of consumer credit information. Although third party agencies we utilize may be subject to this act as they provide information concerning our accounts to the three major credit reporting agencies, we believe that we are not currently subject to this act as we do not currently directly furnish information to the credit reporting agencies or use credit reports, we may decide to furnish or use such information in the future. This act places certain requirements on credit information providers regarding verification of the accuracy of information provided to credit reporting agencies and investigating consumer disputes concerning the accuracy of such information. The Fair Credit Reporting Act includes additional duties applicable to data furnishers with respect to information in the consumer’s credit file that the consumer identifies as resulting from identity theft, and requires that data furnishers have procedures in place to prevent such information from being furnished to credit reporting agencies.

•

Gramm-Leach-Bliley Act.  This act requires that certain financial institutions, including debt purchasers, collection agencies, develop policies to protect the privacy of consumers’ private financial information and provide notices to consumers advising them of their privacy policies. This act also requires that if private personal information concerning a consumer is shared with another unrelated institution, the consumer must be given an opportunity to opt out of having such information shared. Since we do not share consumer information with non-related entities, except as required by law, or except as needed to collect on the receivables, our consumers are not entitled to any opt-out rights under this act. This act is enforced by the Federal Trade Commission, which has retained exclusive jurisdiction over its enforcement, and does not afford a private cause of action to consumers who may wish to pursue legal action against a financial institution for violations of this act.

•

Electronic Funds Transfer Act.  This act regulates the use of the Automated Clearing House, or ACH, system to make electronic funds transfers. All ACH transactions must comply with the rules of the National Automated Check Clearing House Association, or NACHA, and Uniform Commercial Code § 3-402. This act, the NACHA regulations and the Uniform Commercial Code give the consumer, among other things, certain privacy rights with respect to the transactions, the right to stop payments on a pre-approved fund transfer, and the right to receive certain documentation of the transaction. This act also gives consumers a right to sue institutions which cause financial damages as a result of their failure to comply with its provisions.

•

Telephone Consumer Protection Act of 1991 (“TCPA”).  The TCPA is the primary law in the U.S. governing the conduct of telemarketers. Its primary regulator is the Federal Communications Commission (FCC). The TCPA restricts the use of dialers, prerecorded voice messages, SMS text messages received by cell phones, and the use of fax machines. As such, debt collectors often find themselves restricted in the communication technology they can use, especially when the technology is not explicitly mentioned in the law.

•

Servicemembers Civil Relief Act.  The Soldiers’ and Sailors’ Civil Relief Act of 1940 was amended in December 2003 as the Servicemembers Civil Relief Act, or SCRA. The SCRA gives U.S. military service personnel relief from credit obligations they may have incurred prior to entering military service, and may also apply in certain circumstances to obligations and liabilities incurred by a servicemember while serving on active duty. The SCRA prohibits creditors from taking specified actions to collect the defaulted accounts of servicemembers. The SCRA impacts many different types of credit obligations, including installment contracts and court proceedings, and tolls the statute of limitations during the time that the servicemember is engaged in active military service. The SCRA also places a cap on interest bearing obligations of servicemembers to an amount not greater than 6% per year, inclusive of all related charges and fees.

•

U.S. Bankruptcy Code.  In order to prevent any collection activity with bankrupt debtors by creditors and collection agencies, the U.S. Bankruptcy Code provides for an automatic stay, which prohibits certain contacts with consumers after the filing of bankruptcy petitions.

•

Health Insurance Portability and Accountability Act (“HIPAA”).  This act requires that healthcare institutions provide safeguards to protect the privacy of consumers’ healthcare information. Although we do not currently own or collect on medical debt, we may in the future. Should we collect medical debt in the future, we would be considered a business associate to the healthcare institutions and are required to abide by HIPAA.

Additionally, there are some states statutes and regulations comparable to the above federal laws, and specific licensing requirements which affect our operations. State laws may also limit credit account interest rates and the fees, as well as limit the time frame in which judicial actions may be initiated to enforce the collection of consumer accounts.

Although we are not a credit originator, some of these laws directed toward credit originators, including the Truth in Lending Act, Fair Credit Billing Act, Equal Credit Opportunity Act and the Retail Installment Sales Act may occasionally affect our operations because our receivables were originated through credit transactions. Federal laws which regulate credit originators require, among other things, that credit card issuers disclose to consumers the interest rates, fees, grace periods and balance calculation methods associated with their credit card accounts. Consumers are entitled under current laws to have payments and credits applied to their accounts promptly, to receive prescribed notices and to require billing errors to be resolved promptly. Some laws prohibit discriminatory practices in connection with the extension of credit. Federal statutes further provide that, in some cases, consumers cannot be held liable for, or their liability is limited with respect to, charges to the credit card account that were a result of an unauthorized use of the credit card. These laws, among others, may give consumers a legal cause of action against us, or may limit our ability to recover amounts owing with respect to the receivables, whether or not we committed any wrongful act or omission in connection with the account. If the credit originator fails to comply with applicable statutes, rules and regulations, it could create claims and rights for consumers that could reduce or eliminate their obligations to repay the account and have a possible material adverse effect on us. Accordingly, while we seek to contractually obtain indemnification from creditor originators and others against losses caused by the failure to comply with applicable statutes, rules and regulations relating to the receivables before they are sold to us, we may not be able to do so. If some of the receivables were established as a result of identity theft or unauthorized use of a credit card and, accordingly, we could not recover the amount of such defaulted consumer receivables. As a purchaser of defaulted consumer receivables, we may acquire receivables subject to legitimate defenses on the part of the consumer. Our account purchase contracts allow us to return to the debt owners certain defaulted consumer receivables that may not be collectible, due to these and other circumstances. Upon return, the debt owners are required to replace the receivables with similar receivables or repurchase the receivables. These provisions limit to some extent our losses on such accounts.

The U.S. Congress and several states have enacted legislation concerning identity theft. Additional consumer protection and privacy protection laws may be enacted that would impose additional requirements on the enforcement of and recovery on consumer credit card or installment accounts. Any new laws, rules or regulations that may be adopted, as well as existing consumer protection and privacy protection laws may adversely affect our ability to recover the receivables. In addition, our failure to comply with these requirements could adversely affect our ability to enforce the receivables.

Any licenses issued under applicable credit laws that we may be required to obtain in the future may be subject to periodic renewal provisions and/or other requirements. Our inability to renew licenses or to take any other required action with respect to such licenses could have a material adverse effect upon our results of operation and financial condition.

Internal Revenue Code Section 6050P and the related Treasury Regulations, in certain circumstances, require creditors to send out Form 1099-C information returns to those debtors whose debt, in an amount in excess of $600, has been deemed to have been forgiven for tax purposes, thereby alerting them to the amount of the forgiveness and the fact that such amount may be taxable income to them. Under these regulations, a debt is deemed to have been forgiven for tax purposes if (i) there has been no payment on the debt for 36 months and if there were no “bona fide collection activities” (as defined in the regulation) for the preceding 12 month period, (ii) the debt was settled for less than the full amount or (iii) other similar situations outlined in the regulations. U.S. Treasury Regulation Section 1.6050P-2 became final in 2004 and is effective for 2005 and forward. The regulations indicate that the rules apply to companies who acquire indebtedness and, therefore, we will need to comply with the reporting requirements. Our cost of compliance with these regulations are uncertain. In some instances, we may engage in additional monitoring activities of accounts and will send 1099-C information returns, which will increase our administrative costs. If we are required to send a 1099-C information return, despite the fact that we are continuing our collections efforts on an account, it may become more difficult to collect from those accounts because debtors may perceive the 1099-C as notice of debt relief rather than as tax information.

The industry should be concerned that local government agencies are pushing for stricter regulation, even as the industry faces a new federal regulator with rulemaking authority through the Federal Reserve’s new Consumer Financial Protection Bureau. The industry is hoping this new entity (CFPB) will standardize the rules. If ARM companies have to continue to follow regulations at the local, state and federal level it will be more challenging to adhere to all the regulations while doing their job.” Compliance with various legislation has grown and moving forward, compliance will become greater and more costly to adhere to.

Employees

We do not currently have any employees other than Mr. Mann.  Mr. Mann serves us on a part time as needed basis. Mr. Mann is our sole director, executive officer, and employee; devotes limited time to our business; and is under no employment obligation. It is estimated that Mr. Mann will devote no more than 10 hours per week to our business and that the amount of hours may change as our business strategy is executed.

Properties/Principal Executive Offices

We currently use space within offices leased by Mr. Mann without cost to us in Arlington, Texas.  The value of using this space is de-minimus.

Legal Proceedings

We are not involved in any litigation. However, we may initiate legal proceedings as a plaintiff in connection with our routine collection activities.  In such instances, debtors frequently initiate counterclaims against the creditor.

MANAGEMENT

Our sole director and executive officer and additional information concerning him is as follows:

Name

AGE

Position(s)

Michael  Mann

53

Director, President and Chief Executive Officer

As President and Chief Executive Officer of Hanover Portfolio Acquisitions, Inc. (formerly Hanover Asset Management, Inc.) since 2008, Mr. Mann brings significant related experience in the consumer debt industry, corporate finance and business operations. Immediately before forming Hanover Portfolio Acquisitions, Mr. Mann was the Founder, President and Chief Executive Officer of U.S. Debt Settlement, Inc. Mr. Mann had personally overseen the development of U.S. Debt Settlement by listing his company’s stock on the Frankfurt Stock Exchange in October of 2009 and through the acquisition of numerous companies. From January 2002 to July 2003, Mr. Mann was the Chief Executive Officer of Shared Vision Capital, a boutique investment banking firm that assisted emerging companies with early seed capital and bridge loans. Earlier still, from October 1998 to December 2001, Mr. Mann was the Vice President of Investor Relations for JuriSearch.com, an online legal research platform. During his tenure with JuriSearch.com, Mr. Mann was directly responsible for funding the company’s growth and development. In addition, Mr. Mann founded Universal Pacific Communications, a privately owned telecommunications company.  Under his leadership as President of Universal Pacific, the company developed a fiber optic disaster recovery telecommunications network, designed for and successfully marketed to Fortune 1000 companies.  Mr. Mann sold out his percentage of the company in 1995 to his partner.

During the past five years, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company, including any allegations (not subsequently reversed, suspended or vacated), permanent or temporary injunction, or any other order of any federal or state authority or self-regulatory organization, relating to activities in any phase of the securities, commodities, banking, savings and loan, or insurance businesses in connection with the purchase or sale of any security or commodity, or involving mail or wire fraud in any business.

There are no family relationships among our officers and directors.

Executive Compensation

Mr. Mann is not under an employment agreement and has received compensation for services rendered to our company. Until our company receives additional capital as is planned in the future, Mr. Mann intends to devote limited time to our business affairs and may earn compensation that is commensurate to the time and responsibilities of his duties.  It is estimated that in the short term, Mr. Mann will devote no more than 10 hours per week to our business. The future quantity of hours required of Mr. Mann is difficult to anticipate at this time because as stated in our strategy, it is our intention to hire a new full time president who in turn may hire additional personnel as needed should we be able to capitalize and grow our business. Mr. Mann may set his own compensation because he is the sole director and officer of the company.  No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by us.

SUMMARY COMPENSATION TABLE
The following table sets forth the cash and non-cash annual remuneration of the officers and directors:

Year	Name of individual or identity of group	Capacities in which remuneration was received	Salary	Bonus	Stock Awards	All Other Compensation	Aggregate remuneration
2011	Michael Mann	President and CEO	$20,500	$0	$0	$0	$20,500
2010	Michael Mann	President and CEO	$20,750	$0	$0	$0	$20,750
2009	Michael Mann	President and CEO	$53,100	$0	$0	$0	$53,100

Because we have only one director, we do not have standing audit, compensation and corporate governance committees, or committees performing similar functions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth, as of December 7, 2011, the stock ownership of (i) each of our named executive officers and directors, (ii) all executive officers and directors as a group, and (iii) each person known by us to be a beneficial owner of 5% or more of our common stock assuming the sale of all of the stock offered hereby. No person listed below has any option, warrant or other right to acquire additional securities from us, except as may be otherwise noted. We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them except as stated therein.

Name and Address

Amount and Nature of Beneficial Ownership (1)

Percentage of Class

Michael Mann

2,199,384(2)

48.5%(2)

835 E. Lamar Blvd, 202

Arlington, TX 76011

Peter Hall

1,133,703

25.0%

11664 National Blvd, 407

Los Angeles, CA 90064

Purple Grasshopper, LP

566,851(2)

12.5% (2)

Brandon Davenport, Manager

302 Stonebridge Drive

Richardson, Texas 75080

All officers and directors

As a group (1 persons)

2,199,384

48.5%

(1)

All shares are owned directly unless otherwise indicated.

(2)

453,481 of the shares are to be reconveyed to Michael Mann if a personal loan is repaid by December 31, 2011. Accordingly, these shares are included in the ownership for Michael Mann and Purple Grasshopper, LP.

CERTAIN TRANSACTIONS

Upon the incorporation of Hanover Asset Management, Inc. in 2008, we offered and sold an aggregate of 103,393,707 shares of our Common Stock (pre 30-to-1 exchange that occurred July 15, 2011) to our founders Michael Mann (69,382,619 shares) and Peter Hall (34,011,088 shares), for services rendered. In November 2008 we acquired all of the assets of The Hanover Group, LLC in exchange for 32,650,644 of our shares. Neither us nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or general advertising. We issued these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act.

In 2009, U.S. Debt Settlement, Inc., a company controlled by Michael Mann, our CEO borrowed a total of $63,500 from us with an interest rate of 10% per annum. On 09/30/2009, all $63,500 in principal and $2,681 in accrued interest was repaid in full. Subsequently, U.S. Debt Settlement, Inc. borrowed $85,300 at 10% interest per annum. All $85,300 in principal and $11,416 in accrued interest was repaid in full on 03/31/11. We believe that the loan was on terms similar to terms U.S. Debt Settlement might have received from a third party.

DESCRIPTION OF SECURITIES

We were incorporated in November 2008 as a California corporation and became a Delaware corporation through a reincorporation merger in July 2011. We are authorized to issue 75,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our Board of Directors. No shares of preferred stock have been designated, issued or outstanding. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue up to 5,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our Board of Directors may determine, without further vote or action by our stockholders:

•

the number of shares and the designation of the series;

•

whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

•

whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

•

whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

•

whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

•

the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our Company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock

We are authorized to issue 75,000,000 shares of common stock. There are 4,534,870 shares of our common stock issued and outstanding at December 7, 2011, which shares are held by 182 shareholders. The holders of our common stock:

•

have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the Board of Directors;

•

are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•

do not have preemptive, subscription or conversion rights, or redemption; and

•

are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

See also “Plan of Distribution” subsection entitled "Any market that develops in shares of our common stock will be subject to the penny stock restrictions which will make trading difficult or impossible" regarding negative implications of being classified as a "Penny Stock."

Authorized but Un-issued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the marketplace rules of the NASDAQ, which would apply only if our common stock were listed on the NASDAQ, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock, including in connection with a change of control, the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of un-issued and unreserved common stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Delaware Anti-Takeover Law

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prohibits, subject to exceptions, publicly-traded Delaware corporations from engaging in a business combination, which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder. An interested stockholder is generally defined as a person who, with its affiliates and associates, owns or, within three years before the time of determination of interested stockholder status, owned 15% or more of a corporation's outstanding voting securities. This prohibition does not apply if: the transaction is approved by the Board of Directors before the time the interested stockholder attained that status; upon the closing of the transaction that resulted in the stockholder becoming an interest stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the start of the transaction; or at or after the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. This provision of the Delaware General Corporation Law could prohibit or delay a merger or other takeover or change-in-control attempts and may discourage attempts to acquire us.

Shareholder Matters

Certain provisions of Delaware law create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Dissenters' Rights

Among the rights granted under Delaware law which might be considered as material is the right for shareholders to dissent from certain corporate actions and obtain payment for their shares (see Delaware Revised Statutes ("DRS") 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if shareholder approval of the corporate action is required either by Delaware law or by the terms of the articles of incorporation.

A shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are:

•

listed on a national securities exchange;

•

included in the national market system by the National Association of Securities Dealers; or

•

held of record by not less than 2,000 holders.

This exception notwithstanding, a shareholder will still have a right of dissent if it is provided for in the articles of incorporation (our certificate of incorporation does not so provide) or if the shareholders are required under the plan of merger or exchange to accept anything but cash or owner's interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

Inspection Rights

Delaware law also specifies that shareholders are to have the right to inspect company records. This right extends to any person who has been a shareholder of record for at least six months immediately preceding his demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of our outstanding shares. Shareholders having this right are to be granted inspection rights upon five days' written notice. The records covered by this right include official copies of: the articles of incorporation, and all amendments thereto, bylaws and all amendments thereto; and a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Delaware law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Transfer Agent

The transfer agent for our common stock is Globex Transfer, LLC, 780 Deltona Blvd. - Suite 202, Deltona, Florida 32725. Its telephone number is (813) 344-4490.

Warrants or Convertible Securities

We have not issued any warrants, options or other securities which are convertible into or exercisable for shares of our Common Stock.

Indemnification of Directors and Officers.

Under Delaware Law and our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Regarding indemnification for liabilities arising under the Securities Act which may be permitted to directors or officers under Delaware law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Validity of the securities offered by this prospectus will be passed upon for us by Frank J. Hariton, Esq., White Plains, New York.

EXPERTS

The financial statements included in this prospectus have been audited by Rose, Snyder & Jacobs, A Corporation of Certified Public Accountants, who is an independent registered public accounting firm, to the extent and for the periods set forth in their reports appearing elsewhere herein, and are included herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We will file annual, quarterly and special reports and other information with the SEC. These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

INDEX TO FINANCIAL STATEMENTS

CONTENTS

PAGE
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	41

BALANCE SHEETS AT DECEMBER 31, 2010 AND 2009	42

STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009	43

STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009	44

STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009	45

NOTES TO FINANCIAL STATEMENTS	46-50

INTERIM FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2011 (UNAUDITED), FOR THE INTERIM PERIOD ENDED SEPTEMBER 30, 2011 (UNAUDITED)	51-60

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Hanover Portfolio Acquisitions, Inc.

(formerly known as Hanover Asset Management, Inc.)

We have audited the accompanying balance sheets of Hanover Portfolio Acquisitions, Inc. (formerly known as Hanover Asset Management, Inc.) as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hanover Portfolio Acquisitions, Inc. (formerly known as Hanover Asset Management, Inc.) as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring net losses. This condition raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rose, Snyder & Jacobs

Rose, Snyder & Jacobs

A Corporation of Certified Public Accountants

Encino, California

April 4, 2011, except for Note 8, for which the date is September 20, 2011

HANOVER PORTFOLIO ACQUISITIONS, INC. FKA HANOVER ASSET MANAGEMENT, INC. BALANCE SHEETS AS OF DECEMBER 31, 2010 AND 2009

	December 31,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 34,772	$ 49,236
Debt portfolios	35,398	119,771
Notes receivable - related party, note 6	85,300	62,500
Accrued interest income - related party, note 6	9,336	-
TOTAL CURRENT ASSETS	164,806	231,507

PROPERTY AND EQUIPMENT
Office equipment	630	630
Furniture and fixtures	165	-
Computer equipment	4,151	4,151
	4,946	4,781
Less accumulated depreciation	(1,802)	(838)
NET PROPERTY AND EQUIPMENT	3,144	3,943

TOTAL ASSETS	$ 167,950	$ 235,450

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$ 1,900	-
TOTAL CURRENT LIABILITIES	1,900	-

COMMITMENTS AND CONTINGENCIES, note 4

STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 5,000,000 shares
authorized, 0 shares issued and outstanding	-	-
Common stock, $0.0001 par value; 75,000,000 shares authorized,
4,534,870 shares issued and outstanding*	453	453
Additional paid-in capital	656,528	656,528
Accumulated deficit	(490,931)	(421,531)
TOTAL STOCKHOLDERS' EQUITY	166,050	235,450

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 167,950	$ 235,450

* The number of shares outstanding at December 31, 2010 and 2009, reflects the effects of the Company's reorganization, via merger, into a Delaware corporation on July 15, 2011.

The accompanying notes are an integral part of these financial statements.

HANOVER PORTFOLIO ACQUISITIONS, INC. FKA HANOVER ASSET MANAGEMENT, INC. STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	December 31,	December 31,
	2010	2009
REVENUE, NET	$ 51,199	$ 58,301

OPERATING EXPENSES
Consulting	62,990	159,598
Collection agency fees	30,496	47,279
Professional fees	15,971	16,968
Impairment loss	13,164	98,091
Telephone	4,423	8,151
Depreciation	964	4,166
Computer and network	614	3,256
Bank fees	284	464
Office supplies	171	1,543
Business licenses and permits	75	1,342
Miscellaneous	33	2,852
Rent	-	31,357
Printing and reproduction	-	4,198
Parking	-	3,118
TOTAL OPERATING EXPENSES	129,185	382,383

LOSS FROM OPERATIONS	(77,986)	(324,082)

OTHER INCOME (EXPENSE)
Loss on disposal of property and equipment	-	(6,053)
Interest income	9,386	4,765

TOTAL OTHER INCOME (EXPENSE)	9,386	(1,288)

LOSS BEFORE PROVISION FOR INCOME TAXES	(68,600)	(325,370)

PROVISION FOR INCOME TAXES	800	800

NET LOSS	$ (69,400)	$ (326,170)

Net loss per share	$ (0.02)	$ (0.07)
Weighted average shares outstanding (basic and diluted)*	4,534,870	4,534,870

* The number of shares outstanding at December 31, 2010 and 2009, reflects the effects of the Company's reorganization, via merger, into a Delaware corporation on July 15, 2011.

The accompanying notes are an integral part of these financial statements.

HANOVER PORTFOLIO ACQUISITIONS, INC. FKA HANOVER ASSET MANAGEMENT, INC. STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, January 1, 2009	4,534,870	$ 453	$ 656,528	$ (95,361)	$ 561,620

Net loss	-	-	-	(326,170)	(326,170)

Balance, December 31, 2009	4,534,870	$ 453	$ 656,528	$ (421,531)	$ 235,450

Net loss	-	-	-	(69,400)	(69,400)

Balance, December 31, 2010	4,534,870	$ 453	$ 656,528	$ (490,931)	$ 166,050

* The number of shares outstanding at January 1, 2009 and December 31, 2009 and 2010, reflects the effects of the Company's reorganization, via merger, into a Delaware corporation on July 15, 2011.

The accompanying notes are an integral part of these financial statements.

HANOVER PORTFOLIO ACQUISITIONS, INC. FKA HANOVER ASSET MANAGEMENT, INC. STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	December 31,	December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (69,400)	$ (326,170)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	964	4,166
Loss on disposal of property and equipment	-	6,053
Impairment loss	13,164	98,091
Changes in assets and liabilities
Other current assets	-	717
Debt portfolios	71,210	133,292
Accrued interest income	(9,336)
Accounts payable	1,900	-

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	8,502	(83,851)

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans made to a related party	(22,800)	(126,000)
Repayment of loans made to a related party	-	63,500
Loans made to a third party	-	(25,000)
Repayment of loans made to a third party	-	25,000
Purchase of property and equipment	(166)	(3,407)
Proceeds from sale of property and equipment	-	9,313

NET CASH USED IN INVESTING ACTIVITIES	(22,966)	(56,594)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(14,464)	(140,445)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	49,236	189,681

CASH AND CASH EQUIVALENTS, END OF YEAR	$ 34,772	$ 49,236

Supplemental disclosure of cash flow data:
Interest paid in cash	$ -	$ -
Income taxes paid in cash	$ 800	$ 800

The accompanying notes are an integral part of these financial statements.

HANOVER ASSET MANAGEMENT, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 and 2009

1.

ORGANIZATION AND NATURE OF BUSINESS

Hanover Asset Management, Inc. (the “Company”) purchases distressed debt portfolios at a significant discount to their face value and seeks to either collect on the outstanding balances or resell some or all of the portfolios. The Company incorporated on November 8, 2008 in the state of California.

Going Concern

During the years ended December 31, 2010 and 2009, the Company incurred a net loss of $69,400 and $326,170, respectively. The Company raised $8,502 of cash from operations during the year ended December 31, 2010 and used $83,851 of cash in operations during the year ended December 31, 2009. The Company has incurred substantial losses to date and has an accumulated deficit of $490,931 as of December 31, 2010.

The Company has received collections on its debt portfolio balance and has been successful in selling portions of its debt portfolios. However, the Company cannot predict with any degree of certainty the level of revenues it will be able to sustain. The Company intends to continue to generate revenue from the ongoing collection and sale of debt portfolios. Also, the Company intends to raise additional capital through the issuance of its equity.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Because of our historic net losses, our independent auditors, in their reports on our financial statements for the years ended December 31, 2010 and 2009, expressed substantial doubt about our ability to continue as a going concern. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that could result from the outcome of this uncertainty.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with a maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reportable period.  Management estimates the value of its debt portfolios, the useful lives of property and equipment, and the valuation of deferred income tax assets. Management uses its historical records and knowledge of its business in making these estimates.  Actual results could differ from these estimates.

Revenue Recognition

The Company recognizes revenue on its debt portfolios using the cost recovery method in accordance with FASB ASC 310-30. Under the cost recovery method, the Company records cash receipts related to debt portfolios as a reduction of the cost of the debt portfolio.  The Company will record revenue related to debt portfolios once cash collections exceed the portfolio’s carrying amount.

HANOVER ASSET MANAGEMENT, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 and 2009

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Debt Portfolios

The Company reviews its debt portfolios for impairment each reporting period. If, based on current information and events, the Company determines that it is probable that it will be unable to collect all cash flows expected at acquisition of the portfolio, the Company will record an impairment of the portfolio in earnings to reduce the carrying amount to its fair market value. The Company uses 3rd party valuations of the resale value of its debt portfolios when assessing impairment. These valuations are based on industry data of portfolios with similar characteristics. The Company recorded $13,164 and $98,091 of impairment losses related to its debt portfolios during the years ended December 31, 2010 and 2009, respectively.

Property and Equipment

The Company’s property and equipment are recorded at cost. Depreciation of all assets are computed on the straight-line basis.  The assigned useful lives for the assets are as follows:

Office equipment	5-7 years
Computer equipment	5 years
Furniture and fixtures	7 years

Income Taxes

The Company accounts for income taxes in accordance with generally accepted accounting principles. Income taxes are recognized for the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets are recognized for the future tax consequences of transactions that have been recognized in the Company's financial statements or tax returns.  A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Notes Receivable

The Company maintains an allowance for doubtful accounts for estimated losses that may arise if any of its notes receivables are unlikely to be collected.  The Company does not require collateral or other security for notes receivable.  However, credit risk is mitigated by the Company’s ongoing evaluations and the reasonably short collection terms.  Management specifically analyzes the age of receivable balances, historical bad debt experience, debtor credit-worthiness, and changes in payments terms when making estimates of the collectability of the Company’s notes receivable balances.  If the Company determines that the financial conditions of any of its debtors have deteriorated, whether due to debtor specific or general economic issues, increases in the allowance may be made.  Notes receivable are written off when all collection attempts have failed.

The Company recognizes interest income on notes receivable using the effective interest method.

If the Company determines that the recoverability of any of its notes receivable is not probable, it will place the notes on nonaccrual status and will cease recording interest income. Should the Company later determine that the notes receivable balance is recoverable, it will resume the accrual of interest.

Net Loss per Share

Net loss per common share is calculated in accordance with FASB ASC 260. Basic net loss per share is computed by dividing the net loss for the period by the weighted average common shares outstanding. As of December 31, 2010 and 2009, the Company had no outstanding instruments that could potentially dilute the number of weighted average common shares outstanding.  The number of common shares have been retroactively restated to reflect the 30-for-1 exchange of the Company common stock for the common stock of Hanover Capital Management, Inc. (see note 8).

HANOVER ASSET MANAGEMENT, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 and 2009

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

The Company has adopted accounting standards that define fair value, establish a framework for measuring fair value in accordance with existing generally accepted accounting principles, and expand disclosures about fair value measurements. Assets and liabilities recorded at fair value in the balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The categories are as follows:

Level Input:	Input Definition:

Level I	Inputs are unadjusted, quoted prices for the identical assets or liabilities in active markets at the measurement date.

Level II	Inputs, other than quoted prices included in Level I, that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III	Unobservable inputs that reflect management's best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The carrying amount of certain of the Company’s financial instruments approximates fair value due to the relatively short maturity of such instruments. The fair value of notes receivable is not considered to be significantly different than its carrying amount because the stated rates for such debt reflect current market rates and conditions.

3.

INCOME TAXES

The Company has $389,190 and $386,549 in federal and state net operating loss carryforwards, respectively, that it can use to offset a certain amount of taxable income in the future. These net operating loss carryforwards expire between 2029 and 2031. The resulting deferred tax asset is offset by a 100% valuation allowance due to the uncertainty of its realization. The primary difference between income tax expense attributable to continuing operations and the amount of income tax expense that would result from applying domestic federal statutory rates to income before provision for income taxes relates to the change in the valuation allowance.

The Company has adopted the accounting standards that clarify the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. Our policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. Interest and penalties totaled $0 for the years ended December 31, 2010 and 2009. The Company files income tax returns with the Internal Revenue Service (“IRS”) and the State of California. As of December 31, 2010, all of the Company’s tax filings are subject to examination.

HANOVER ASSET MANAGEMENT, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 and 2009

4.

COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company may become involved in various legal proceedings in the normal course of business. The Company is not a party to any legal proceedings as of December 31, 2010.

Leases

During 2008, the Company assumed an office lease that expired in December 2009. The Company incurred $31,357 of expense related to this lease during the year ended December 31, 2009. The lease was not renewed and the Company moved its principal executive office to the office of a shareholder during 2010.  Rent expense relating to the use of the shareholder’s office is de minimis and is included in the consulting fees paid to the shareholder (see Note 5).

5.

CONCENTRATIONS AND RELATED PARTY TRANSACTIONS

Cash Deposits

The Company maintains its cash and cash equivalent balances with financial institutions.  These accounts are typically insured through the Federal Deposit Insurance Corporation ("FDIC").  At times, such amounts may exceed Federally insured limits. The Company has not incurred any losses related to concentration of cash deposits through December 31, 2010.

Notes Receivable – Related Party

The Company had notes receivable totaling $85,300 and $62,500 at December 31, 2010 and 2009 respectively. These notes are due from a single debtor (see note 6).

Consulting Services

The Company paid its President, Mr. Michael Mann, $20,250 and $48,600 for consulting services during the years ended December 31, 2010 and 2009, respectively.

6.

NOTES RECEIVABLE – RELATED PARTY

During 2009, the Company loaned U.S. Debt Settlement, Inc. $63,500 via seven promissory notes throughout the first eight months of 2009. All of these loans were repaid, in full, with interest of $2,681 in September 2009. Subsequent to the repayment of the initial loans, the Company loaned $62,500 via two promissory notes and the balance of $62,500 remained outstanding at December 31, 2009. The Company amended these two loans during 2010 to extend the maturity dates by six months.  In addition, the Company loaned U.S. Debt Settlement, Inc. an additional $22,800 via four promissory notes during the first quarter of 2010. At December 31, 2010, the notes receivable due from U.S. Debt Settlement, Inc. totaled $85,300, are each due in one payment of all principal and accrued interest, bear interest at 10% per annum, and mature between February, 2011 and May, 2011. No interest was paid to the Company by U.S. Debt Settlement, Inc. during 2010. The Company’s Chief Executive Officer is also the Chief Executive Officer of U.S. Debt Settlement, Inc.  In March 2011, U.S. Debt Settlement, Inc. repaid all outstanding loans to the Company including interest (see note 7).

HANOVER ASSET MANAGEMENT, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 and 2009

7.

SUBSEQUENT EVENTS

In March 2011, U.S. Debt Settlement, Inc. paid the Company $85,300 plus $11,212 of accrued interest relating to its outstanding promissory notes.  As of April 4, 2011, all outstanding debts due from U.S. Debt Settlement, Inc. were paid in full.

8.

MERGER, RECAPITALIZATION AND NAME CHANGE

On July 15, 2011, the Company merged with and into Hanover Capital Management, Inc., a Delaware corporation. The merger was effected via a 30-for-1 exchange of the Company’s common stock for the common stock of Hanover Capital Management, Inc., resulting in a decrease in the number of common shares outstanding from 136,044,351 to 4,534,870. The effect of the share exchange has been presented retrospectively for all periods. The ownership of the Company did not change as a result of the merger. As such, the merger was considered a continuation of the same business, under a different entity, for accounting and financial reporting purposes.

As a part of the merger, Hanover Capital Management, Inc. changed its name to Hanover Portfolio Acquisitions, Inc. and moved its offices from California to Texas. The Company began operating under the name Hanover Portfolio Acquisitions, Inc. on July 15, 2011.

HANOVER PORTFOLIO ACQUISITIONS, INC. FKA HANOVER ASSET MANAGEMENT, INC. BALANCE SHEETS AS OF SEPTEMBER 30, 2011 AND DECEMBER 31, 2010

	(Unaudited)
	September 30,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 96,713	$ 34,772
Accounts receivable	750	-
Debt portfolios	-	35,398
Notes receivable - related party, note 6	-	85,300
Accrued interest income - related party, note 6	-	9,336
TOTAL CURRENT ASSETS	97,463	164,806

PROPERTY AND EQUIPMENT
Office equipment	630	630
Furniture and fixtures	165	165
Computer equipment	4,151	4,151
	4,946	4,946
Less accumulated depreciation	(2,525)	(1,802)
NET PROPERTY AND EQUIPMENT	2,421	3,144

TOTAL ASSETS	$ 99,884	$ 167,950

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$ 2,900	$ 1,900
Accrued collection agency fees	300	-
TOTAL CURRENT LIABILITIES	3,200	1,900

COMMITMENTS AND CONTINGENCIES, note 4

STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 5,000,000 shares
authorized, 0 shares issued and outstanding	-	-
Common stock, $0.0001 par value; 75,000,000 shares authorized,
4,534,870 shares issued and outstanding*	453	453
Additional paid-in capital	656,528	656,528
Accumulated deficit	(560,297)	(490,931)
TOTAL STOCKHOLDERS' EQUITY	96,684	166,050

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 99,884	$ 167,950

* The number of shares outstanding at September 30, 2011 and December 31, 2010, reflects the effects of the Company's reorganization, via merger, into a Delaware corporation on July 15, 2011.

The accompanying notes are an integral part of these financial statements.

HANOVER PORTFOLIO ACQUISITIONS, INC. FKA HANOVER ASSET MANAGEMENT, INC. STATEMENTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010 (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

REVENUE, NET	$ 10,535	$ 9,567	$ 38,363	$ 41,770

OPERATING EXPENSES
Consulting	10,500	13,600	51,500	48,100
Professional fees	10,326	4,966	35,355	6,921
Collection agency fees	3,934	5,883	12,343	24,494
Impairment loss	-	2,510	3,477	11,077
Depreciation	241	241	723	723
Other operating expenses	2,650	1,785	5,723	4,137

TOTAL OPERATING EXPENSES	27,651	28,985	109,121	95,452

LOSS FROM OPERATIONS	(17,116)	(19,418)	(70,758)	(53,682)

OTHER INCOME (EXPENSE)
Interest income	-	2,132	2,080	6,003
Other income (expense)	55	5	112	47

TOTAL OTHER INCOME (EXPENSE)	55	2,137	2,192	6,050

LOSS BEFORE PROVISION
FOR INCOME TAXES	(17,061)	(17,281)	(68,566)	(47,632)

PROVISION FOR INCOME TAXES	-	-	800	800

NET LOSS	$ (17,061)	$ (17,281)	$ (69,366)	$ (48,432)

Net loss per share	$ (0.00)	$ (0.00)	$ (0.02)	$ (0.01)
Weighted average shares outstanding (basic and diluted)*	4,534,870	4,534,870	4,534,870	4,534,870

* The number of shares outstanding for the three and nine months ended September 30, 2011 and 2010, have been retroactively restated for the effects of the Company's reorganization, via merger, into a Delaware corporation on July 15, 2011.

The accompanying notes are an integral part of these financial statements.

HANOVER PORTFOLIO ACQUISITIONS, INC. FKA HANOVER ASSET MANAGEMENT, INC. STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010 (UNAUDITED)

	September 30,	September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (69,366)	$ (48,432)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	723	723
Impairment loss	3,477	11,077
Changes in assets and liabilities:
Accounts receivable	(750)	(500)
Debt portfolios	31,922	61,364
Accrued interest income	9,335	(6,004)
Accounts payable	1,000	-
Accrued collection agency fees	300	-

NET (CASH USED IN) PROVIDED BY OPERATING ACTIVITIES	(23,359)	18,228

CASH FLOWS FROM INVESTING ACTIVITIES:
Repayment of loans made to a related party	85,300	-
Loans made to a related party	-	(22,500)
Loans made to a third party	-	(300)
Purchase of property and equipment	-	(453)
Return of property and equipment	-	288

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	85,300	(22.965)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	61,941	(4,737)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	34,772	49,236

CASH AND CASH EQUIVALENTS, END OF YEAR	$ 96,713	$ 44,499

Supplemental disclosure of cash flow data:
Interest paid in cash	$ -	$ -
Income taxes paid in cash	$ 800	$ 800

The accompanying notes are an integral part of these financial statements.

HANOVER PORTFOLIO ACQUISITIONS, INC.

FKA HANOVER ASSET MANAGEMENT, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2011

(UNAUDITED)

1.

ORGANIZATION AND NATURE OF BUSINESS

Hanover Portfolio Acquisitions, Inc., which was formerly known as and operated under the name Hanover Asset Management, Inc. through July 15, 2011 (the “Company”), purchases distressed debt portfolios at a significant discount to their face value and seeks to either collect on the outstanding balances or resell some or all of the portfolios. The Company incorporated on November 8, 2008 in the state of California. Effective July 15, 2011, the Company became a Delaware Corporation operating under the name Hanover Portfolio Acquisitions, Inc.

Merger, Recapitalization and Name Change

On July 15, 2011, the Company merged with and into Hanover Capital Management, Inc., a Delaware corporation. The merger was effected via a 30-for-1 exchange of the Company’s common stock for the common stock of Hanover Capital Management, Inc., resulting in a decrease in the number of common shares outstanding from 136,044,351 to 4,534,870. The effect of the share exchange has been presented retroactively for all periods. The ownership of the Company did not change as a result of the merger. As such, the merger was considered a continuation of the same business, under a different entity, for accounting and financial reporting purposes.

As a part of the merger, Hanover Capital Management, Inc. changed its name to Hanover Portfolio Acquisitions, Inc. and moved its offices from California to Texas. The Company began operating under the name Hanover Portfolio Acquisitions, Inc. on July 15, 2011.

Going Concern

As of September 30, 2011, the Company has incurred losses and has an accumulated deficit of $560,297. During the nine months ended September, 2011 and 2010, the Company incurred a net loss of $69,366 and $48,432, respectively. The Company used $23,359 of cash in operations during the nine months ended September 30, 2011.

The Company has received collections on its debt portfolio balance and has been successful in selling portions of its debt portfolios in the past. However, the Company cannot predict with any degree of certainty the level of revenues it will be able to sustain. The Company intends to continue to generate revenue from the ongoing collection and sale of debt portfolios. Also, the Company intends to raise additional capital through the issuance of shares of preferred and common stock.

These conditions, among others, may indicate the Company’s will be unable to continue as a going concern. Because of our historic net losses, our independent auditors, in their report on our financial statements for the years ended December 31, 2010 and 2009, expressed substantial doubts about our ability to continue as a going concern. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that could result from the outcome of this uncertainty.  Should we be unable to continue as a going concern, we may curtail our operations.

HANOVER PORTFOLIO ACQUISITIONS, INC.

FKA HANOVER ASSET MANAGEMENT, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2011

(UNAUDITED)

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with a maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reportable period.  Management estimates the value of its debt portfolios, the useful lives of property and equipment, and the valuation of deferred income tax assets. Management uses its historical records and knowledge of its business in making these estimates.  Actual results could differ from these estimates.

Revenue Recognition

The Company recognizes revenue on its debt portfolios using the cost recovery method in accordance with FASB ASC 310-30. Under the cost recovery method, the Company records cash receipts related to debt portfolios as a reduction of the cost of the debt portfolio.  The Company will record revenue related to debt portfolios once cash collections exceed the portfolio’s carrying amount.

Debt Portfolios

The Company reviews its debt portfolios for impairment each reporting period. If, based on current information and events, the Company determines that it is probable that it will be unable to collect all cash flows expected at acquisition of the portfolio, the Company will record an impairment of the portfolio in earnings to reduce the carrying amount to its fair market value. The Company uses 3rd party valuations of the resale value of its debt portfolios when assessing impairment. These valuations are based on industry data of portfolios with similar characteristics. The Company recorded an impairment loss of $0 and $2,510 on its debt portfolios during the three months ended September 30, 2011 and 2010, respectively, and $3,477 and $11,077 during the nine months ended September 30, 2011 and 2010, respectively.

Property and Equipment

The Company’s property and equipment are recorded at cost. Depreciation of all assets is computed on the straight-line basis.  The assigned useful lives for the assets are as follows:

Office equipment	5-7 years
Computer equipment	5 years
Furniture and fixtures	7 years

Income Taxes

The Company accounts for income taxes in accordance with generally accepted accounting principles. Income taxes are recognized for the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets are recognized for the future tax consequences of transactions that have been recognized in the Company's financial statements or tax returns.  A valuation allowance is provided when it is more likely than not that some portion or the entire deferred tax asset will not be realized.

HANOVER PORTFOLIO ACQUISITIONS, INC.

FKA HANOVER ASSET MANAGEMENT, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2011

(UNAUDITED)

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Notes Receivable

The Company maintains an allowance for doubtful accounts for estimated losses that may arise if any of its notes receivables are unlikely to be collected. The Company does not require collateral or other security for notes receivable. However, credit risk is mitigated by the Company’s ongoing evaluations and the reasonably short collection terms. Management specifically analyzes the age of receivable balances, historical bad debt experience, debtor credit-worthiness, and changes in payments terms when making estimates of the collectability of the Company’s notes receivable balances. If the Company determines that the financial conditions of any of its debtors have deteriorated, whether due to debtor specific or general economic issues, increases in the allowance may be made.  Notes receivable are written off when all collection attempts have failed.

The Company recognizes interest income on notes receivable using the effective interest method. If the Company determines that the recoverability of any of its notes receivable is not probable, it will place the notes on nonaccrual status and will cease recording interest income. Should the Company later determine that the notes receivable balance is recoverable, it will resume the accrual of interest.

Net Loss per Share

Net loss per common share is calculated in accordance with FASB ASC 260. Basic net loss per share is computed by dividing the net loss for the period by the weighted average common shares outstanding. At September 30, 2011 and 2010, the Company had no outstanding instruments that could potentially dilute the number of weighted average common shares outstanding.

Fair Value of Financial Instruments

The Company has adopted accounting standards that define fair value, establish a framework for measuring fair value in accordance with existing generally accepted accounting principles, and expand disclosures about fair value measurements. Assets and liabilities recorded at fair value in the balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The categories are as follows:

Level Input:	Input Definition:

Level I	Inputs are unadjusted, quoted prices for the identical assets or liabilities in active markets at the measurement date.

Level II	Inputs, other than quoted prices included in Level I, that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III	Unobservable inputs that reflect management's best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The carrying amount of certain of the Company’s financial instruments approximates fair value due to the relatively short maturity of such instruments. The fair value of notes receivable is not considered to be significantly different than its carrying amount because the stated rates for such debt reflect current market rates and conditions.

HANOVER PORTFOLIO ACQUISITIONS, INC.

FKA HANOVER ASSET MANAGEMENT, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2011

(UNAUDITED)

3.

INCOME TAXES

As of December 31, 2010, the Company had $389,190 in federal net operating loss carryforwards, respectively, that it can use to offset a certain amount of taxable income in the future. These net operating loss carryforwards expire between 2029 and 2030.

The resulting deferred tax asset is offset by a 100% valuation allowance due to the uncertainty of its realization. The primary difference between income tax expense attributable to continuing operations and the amount of income tax expense that would result from applying domestic federal statutory rates to income before provision for income taxes relates to the change in the valuation allowance.

The Company has adopted the accounting standards that clarify the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. Our policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. Interest and penalties totaled $0 for the three and nine months ended September 30, 2011 and 2010.

The Company files income tax returns with the Internal Revenue Service (“IRS”) and the State of California. As of September 30, 2011, all of the Company’s tax filings are subject to examination.

4.

COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company may become involved in various legal proceedings in the normal course of business. The Company is not a party to any legal proceedings at September 30, 2011.

Leases

During 2008, the Company assumed an office lease that expired in December 2009. The lease was not renewed and the Company moved its principal executive office to the office of a shareholder during 2010. In July 2011, in connection with the merger with and into Hanover Capital Management, Inc. (see note 1), the Company moved its office from California to the office of the Chief Executive Officer in Arlington, Texas. Rent expense relating to the use of the office is de minimis and is included in the consulting fees paid to the Chief Executive Officer (see note 5).

5.

CONCENTRATIONS AND RELATED PARTY TRANSACTIONS

Cash Deposits

The Company maintains its cash and cash equivalent balances with financial institutions. These accounts are typically insured through the Federal Deposit Insurance Corporation ("FDIC").  At times, such amounts may exceed federally insured limits. The Company has not incurred any losses related to concentration of cash deposits through September 30, 2011.

HANOVER PORTFOLIO ACQUISITIONS, INC.

FKA HANOVER ASSET MANAGEMENT, INC.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2011

(UNAUDITED)

5.

CONCENTRATIONS AND RELATED PARTY TRANSACTIONS (Continued)

Notes Receivable – Related Party

The Company had notes receivable totaling $85,300 at December 31, 2010. These notes and related interest were repaid in full during March 2011 (see note 6).

Consulting Services

The Company paid its President, Mr. Michael Mann, $0 and $6,500 for consulting services during the three months ended September 30, 2011 and 2010, respectively, and $20,500 and $18,500 for consulting services during the nine months ended September 30, 2011 and 2010, respectively.

6.

NOTES RECEIVABLE – RELATED PARTY

During 2009, the Company loaned U.S. Debt Settlement, Inc. $63,500 via seven promissory notes throughout the first eight months of 2009. All of these loans were repaid, in full, with interest of $2,681 in September 2009. Subsequent to the repayment of the initial loans, the Company loaned $62,500 via two promissory notes and the balance of $62,500 remained outstanding at December 31, 2009. The Company amended these two loans during 2010 to extend the maturity dates by six months.  In addition, the Company loaned U.S. Debt Settlement, Inc. an additional $22,800 via four promissory notes during the first quarter of 2010. At December 31, 2010, the notes receivable due from U.S. Debt Settlement, Inc. totaled $85,300, were each due in one payment of all principal and accrued interest, were bearing interest at 10% per annum, and were to mature between February, 2011 and May, 2011. The Company’s Chief Executive Officer is also the Chief Executive Officer of U.S. Debt Settlement, Inc.  In March 2011, U.S. Debt Settlement, Inc. repaid all outstanding loans and accrued interest.

Dealer Prospectus Delivery Obligation

Until March 8, 2012, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

HANOVER PORTFOLIO ACQUISITIONS, INC.

812,153 Shares of Common Stock

PROSPECTUS DATED December 7, 2011